                                                     Registration No. 33-
                                                                          ------
      As filed with the Securities and Exchange Commission on July 21, 1997
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            NORTHWEST BANCORP, INC.
               -------------------------------------------------
               (Exact name of registrant as specified in charter)

      Pennsylvania                          6712            To be applied for
--------------------------------    ------------------    ----------------------
(State or other jurisdiction of      (Primary SIC No.)       (I.R.S. Employer
incorporation or organization)                            Identification Number)

                               301 Second Avenue
                           Warren, Pennsylvania 16365
                                 (814) 726-2140
    -----------------------------------------------------------------------
    (Address, including Zip Code, and telephone number, including area code of Registrant's principal executive offices)

                                Eric Luse, Esq.
                            Kenneth R. Lehman, Esq.
                      Luse Lehman Gorman Pomerenk & Schick
                           A Professional Corporation
                          5335 Wisconsin Avenue, N.W.
                                   Suite 400
                             Washington, D.C. 20015
                                 (202) 274-2000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
       As soon as practicable after receipt of all regulatory approvals.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                        CALCULATION OF REGISTRATION FEE
===============================================================================================================
Title of each class of
 securities to be        Amount to be         Proposed maximum          Proposed maximum         Amount of
 registered               registered        offering price per unit      offering price        registration fee
---------------------------------------------------------------------------------------------------------------
Common Stock,             7,300,000             $ 16.25 /(1)/             $118,625,000            $35,947
$.10 par value              shares
---------------------------------------------------------------------------------------------------------------
Common Stock,               690,000             $ 11.70 /(2)/             $  8,073,000            $ 2,447
$.10 par value              shares
---------------------------------------------------------------------------------------------------------------
                                                                               Total Fee Paid     $38,394
===============================================================================================================

/(1)/ Pursuant to Rule 457(c), the registration fee is based upon the average of the high and low prices of the common stock of Northwest Savings Bank on July 17, 1997.
/(2)/ Represents shares underlying options. Such options have an exercise price of $11.70 per share.

                                                             __________ __, 1997

Dear Stockholder:

     Please be advised that a Special Meeting of Stockholders (the "Special Meeting") of Northwest Savings Bank (the "Bank") will be held at
_______________________, _______________________, Warren, Pennsylvania, on
__________, ________ __, 1997 at __:__ __.m.,  local time.

     The attached Notice of Special Meeting and Prospectus/Information Statement describe the formal business to be transacted at the Special Meeting. At the Special Meeting a vote will be taken on a proposal to approve an Agreement and Plan of Reorganization (the "Plan of Reorganization") which provides for the establishment of Northwest Bancorp, Inc. (the "Stock Holding Company") as a stock holding company parent of the Bank (the "Reorganization"). The Stock Holding Company will be majority owned by Northwest Bancorp, M.H.C. (the "Mutual Holding Company"), a Pennsylvania chartered mutual holding company. Pursuant to the Plan of Reorganization: (i) the Bank will become a wholly owned subsidiary of the Stock Holding Company; (ii) the Stock Holding Company will become a majority owned subsidiary of the Mutual Holding Company; and (iii) each outstanding share of common stock, par value $.10 per share, of the Bank will be converted into one share of common stock, par value $.10 per share, of the Stock Holding Company. Accordingly, immediately after the Reorganization each stockholder of the Bank will have the same ownership interest in the Stock Holding Company as such stockholder had in the Bank immediately prior to the Reorganization.

     Management believes that the establishment of the Stock Holding Company will be in the best interests of stockholders because it will permit the Bank, through the Stock Holding Company, to have substantially the same benefits of other savings banks in a stock holding company structure. These benefits include the ability to facilitate acquisitions of other financial institutions, to repurchase common stock as market conditions permit, and to diversify holding company operations.

                                    Sincerely,



                                    John O. Hanna
                                    President and Chief Executive Officer

                             NORTHWEST SAVINGS BANK
                               301 SECOND AVENUE
                        WARREN, PENNSYLVANIA 16365-2353


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON __________ __, 1997

     A Special Meeting of Stockholders (the "Special Meeting") of Northwest Savings Bank (the "Bank") will be held at _______________________________,
Warren, Pennsylvania, on ___________, _______ __, 1997, at __:__ .m., local time.

     The Special Meeting is for the following purpose which is more completely described in the accompanying Prospectus/Information Statement:

     The approval of an Agreement and Plan of Reorganization (the "Plan of Reorganization") providing for the establishment of Northwest Bancorp, Inc. (the "Stock Holding Company") as a stock holding company parent of the Bank which stock holding company will be majority owned by Northwest Bancorp, M.H.C. (the "Mutual Holding Company"), the Bank's mutual holding company. Pursuant to the Plan of Reorganization: (i) the Bank will become a wholly owned subsidiary of the Stock Holding Company; (ii) the Stock Holding Company will become a majority owned subsidiary of the Mutual Holding Company; and (iii) each outstanding share of common stock, par value $.10 per share, of the Bank will be converted into one share of common stock, par value $.10 per share, of the Stock Holding Company; and

     The approval of any other business that may properly be presented at the Special Meeting. The Board of Directors is not aware of any other business to come before the Special Meeting.

     The adoption of the Plan of Reorganization must be approved by the affirmative vote of two-thirds of the outstanding shares of the Bank's common stock. The Mutual Holding Company owns more than two-thirds of the Bank's common stock and intends to vote in favor of the proposal. ACCORDINGLY, THE BANK IS NOT SOLICITING PROXIES FROM STOCKHOLDERS IN CONNECTION WITH THE SPECIAL MEETING AND YOUR ATTENDANCE IS NOT REQUIRED.

     Any action may be taken on the foregoing proposal at the Special Meeting or any adjournments thereof.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              John O.  Hanna
                              President and Chief Executive Officer

Warren, Pennsylvania
____________ __, 1997

                                     INDEX

                                                                                         Page
                                                                                         ----
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.........................................  3

THE BANK................................................................................  3

MARKET INFORMATION......................................................................  5

DIVIDEND POLICY.........................................................................  6
  General...............................................................................  6
  Dividend Waivers by the Holding Company...............................................  7

MANAGEMENT OF THE BANK..................................................................  7
  Directors.............................................................................  9
  Executive Officers who are not Directors.............................................. 10

TRANSACTIONS WITH CERTAIN RELATED PERSONS............................................... 10

PROPOSED FORMATION OF THE STOCK HOLDING COMPANY......................................... 11
  Summary............................................................................... 11
  Reasons for the Stock Holding Company Reorganization.................................. 11
  Plan of Reorganization................................................................ 12
  Capitalization........................................................................ 13
  Regulatory Capital.................................................................... 15
  Effective Date........................................................................ 15
  Optional Exchange of Stock Certificates............................................... 15
  Rights of Dissenting Stockholders..................................................... 16
  Tax Consequences...................................................................... 16
  Consequences Under Federal Securities Law............................................. 16
  Conditions to the Reorganization...................................................... 17
  Effect of the Reorganization on any Future Mutual-to-Stock Conversion of the Mutual
   Holding Company...................................................................... 17
  Effect of the Reorganization on Stock Benefit Plans of the Bank....................... 17
  Amendment, Termination or Waiver...................................................... 17
  Business of the Stock Holding Company................................................. 18
  Management of the Stock Holding Company............................................... 18
  Indemnification of Officers and Directors and Limitation of Liability................. 19
  Comparison of Stockholder Rights and Certain Anti-Takeover Provisions................. 23
  Regulation of the Stock Holding Company............................................... 26

DESCRIPTION OF CAPITAL STOCK OF THE STOCK HOLDING COMPANY............................... 29
  General............................................................................... 29
  Common Stock.......................................................................... 29
  Preferred Stock....................................................................... 30
  Accounting Treatment.................................................................. 30
  Vote Required......................................................................... 31

STOCKHOLDER PROPOSALS................................................................... 31

MISCELLANEOUS........................................................................... 31

EXPERTS................................................................................. 31

AVAILABLE INFORMATION................................................................... 31

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................... 32

EXHIBIT A - Agreement and Plan of Reorganization
EXHIBIT B - Articles of Incorporation of Northwest Bancorp, Inc.
EXHIBIT C - Bylaws of Northwest Bancorp, Inc.

                        PROSPECTUS/INFORMATION STATEMENT
                             NORTHWEST SAVINGS BANK
                               301 SECOND AVENUE
                        WARREN, PENNSYLVANIA  16365-2353

                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON __________, 1997


          This Prospectus/Information Statement is furnished in connection with the Special Meeting of Stockholders of Northwest Savings Bank (the "Bank"), a Pennsylvania-chartered stock savings bank. The Special Meeting will be held at ___________________, Warren, Pennsylvania, on ___________, _______ __, 1997. The
accompanying Notice of Special Meeting and this Information Statement are first being mailed to stockholders on or about __________ __, 1997.

          At the Special Meeting stockholders will vote on the approval of an Agreement and Plan of Reorganization (the "Plan of Reorganization") pursuant to which the Bank and the Mutual Holding Company will reorganize into the "two-tier" mutual holding company structure. In the Reorganization, a new Pennsylvania chartered stock holding company (the "Stock Holding Company") will be established as a majority owned subsidiary of Northwest Bancorp, MHC (the "Mutual Holding Company") as described more specifically herein. Under the terms of the proposed reorganization (the "Reorganization"), each outstanding share of the common stock, par value of $.10 per share, of the Bank ("Bank Common Stock") will be converted into one share of common stock, par value $.10 per share, of the Stock Holding Company ("Holding Company Common Stock"), and the holders of Bank Common Stock will become the holders of all of the outstanding Holding Company Common Stock. Accordingly, as a result of the Reorganization, the owners of Bank Common Stock other than the Mutual Holding Company ("Minority Stockholders") will become minority stockholders of the Stock Holding Company.

          Please make note of the following important considerations in connection with the Reorganization:

          . Operations of the Bank and the Mutual Holding Company. The Reorganization will have no impact on the operations of the Bank and the Mutual Holding Company. The Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

                                                        (Continued on next page)

                          __________________________

   THE SECURITIES ISSUED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE PENNSYLVANIA DEPARTMENT OF BANKING, THE
 FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES AUTHORITY. NOR HAS ANY SUCH COMMISSION, OFFICE OR AUTHORITY PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS
                              A FEDERAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS
 AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE COMMON STOCK IS NOT GUARANTEED BY THE BANK, THE STOCK
 HOLDING COMPANY, OR THE MUTUAL HOLDING COMPANY.    THERE CAN BE NO ASSURANCE
THAT THE TRADING PRICE OF THE COMMON STOCK OFFERED HEREBY WILL NOT DECREASE AT
                                   ANY TIME.

          . Reasons for the Reorganization. The Board of Directors of the Bank believes that the "two-tier" structure will be in the best interests of stockholders because it will offer greater operating flexibility than is currently available to the Bank in its existing mutual holding company structure. The "two-tier" structure will enhance the ability to make investments, acquire other institutions, and repurchase shares of common stock. See "Proposed Formation of the Stock Holding Company --Reasons for the Stock Holding Company Reorganization."

          . Optional Exchange of Stock Certificates. After the Reorganization stock certificates evidencing shares of Bank Common Stock will represent, by operation of law, the same number of shares of Holding Company Common Stock. Former holders of the Bank Common Stock will not be required to exchange their Bank Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. See "Proposed Formation of the Stock Holding Company --Optional Exchange of Stock Certificates."

          . Tax Consequences. The Bank has received an opinion of its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain federal income tax consequences of the Reorganization, including that the Reorganization will be treated as a nontaxable transaction for federal income tax purposes. Please carefully read the section of this Prospectus/Information Statement titled "Proposed Formation of the Stock Holding
               Company --Tax Consequences."

          . Conditions to the Reorganization. The Plan of Reorganization sets forth a number of conditions to the completion of the Reorganization, including: (i) approval of the Plan of Reorganization by the holders of two-thirds of the outstanding shares of Bank Common Stock; (ii) receipt of an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; and (iii) receipt of any and all regulatory approvals necessary for the lawful consummation of the Reorganization. "Proposed Formation of the Stock Holding Company --Conditions to the Reorganization."

          Please note that this list may not include all material terms of the Reorganization, and must be read along with the more complete description of the Reorganization included herein.

--------------------------------------------------------------------------------
                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

          Holders of record of the Bank's common stock, par value $.10 per share ("Bank Common Stock"), as of the close of business on ___________ __, 1997 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, the Bank had 23,374,000 shares of Bank Common Stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of Bank Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. Broker non-votes will not be counted as shares present and entitled to vote. Approval of the proposal requires the affirmative vote of two-thirds of the outstanding shares of Bank Common Stock. Consequently, broker non-votes will have the same effect as a vote against the proposal. The Mutual Holding Company owns 16,200,000 shares, or 69.3% of the outstanding Bank Common Stock, and intends to vote such shares in favor of the Plan of Reorganization. Consequently approval of the Plan of Reorganization is assured and the Bank is not soliciting proxies from stockholders in connection with the Special Meeting.

                      ___________________________________

   THIS PROSPECTUS/INFORMATION STATEMENT INCORPORATES DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON
 WRITTEN OR ORAL REQUEST FROM GREGORY LAROCCA, CORPORATE SECRETARY, 301 SECOND AVENUE, WARREN, PENNSYLVANIA 16365-2353 (TELEPHONE NUMBER (814) 726-2140). IN
ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT
       LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.

          Persons and groups who beneficially own in excess of 5% of the Bank Common Stock, and executive officers and directors are required to file certain reports with the Federal Deposit Insurance Corporation ("FDIC") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") regarding their ownership of Bank Common Stock. The following table sets forth, as of December 31, 1996, the shares of Bank Common Stock beneficially owned by executive officers and directors as a group and by each person who was the beneficial owner of more than 5% of the outstanding shares of Bank Common Stock on such date.

                                        AMOUNT OF SHARES
                                        OWNED AND NATURE           PERCENT OF SHARES
         NAME AND ADDRESS OF              OF BENEFICIAL              OF BANK COMMON
           BENEFICIAL OWNER               OWNERSHIP (1)            STOCK OUTSTANDING
        ---------------------           -----------------          ------------------
Northwest Bancorp, MHC (2)                    16,200,000                 69.3%
301 Second Avenue
Warren, Pennsylvania 16365-2353

All Directors and Executive Officers          554,467 (3)                 2.3% (3)
  as a Group (15 persons)

_______________________
(1) In accordance with 12 C.F.R. Section 335.403, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) The Bank's executive officers and directors are also executive officers and trustees of Northwest Bancorp, MHC.
(3) Number of shares includes 147,200 shares of Bank Common Stock that would be received upon the exercise of all options that were exercisable within sixty days of December 31, 1996. Percent column assumes that all such options have been exercised and that the underlying shares of Bank Common Stock are outstanding as of December 31, 1996.

--------------------------------------------------------------------------------
                                    THE BANK
--------------------------------------------------------------------------------


          The Bank is a Pennsylvania-chartered stock savings bank headquartered in Warren, which is located in northwestern Pennsylvania. The Bank is a community-oriented institution offering traditional deposit and loan products, and through its subsidiaries, consumer finance services. The Bank's mutual savings bank predecessor was founded in 1896 as a state-chartered mutual savings and loan association, and in September 1993 converted to a state-chartered mutual savings bank. On November 2, 1994, the Bank reorganized into a mutual holding company structure. As part of the reorganization, the Bank formed and became a subsidiary of the Mutual Holding Company. On November 4, 1994, 3,450,000 shares of Bank Common Stock, representing 29.9% of the issued and outstanding shares of Bank Common Stock, were sold to eligible depositors of the Bank and the Bank's tax-qualified employee stock benefit plan at a price of $20.00 per share (the "Offering"). Net proceeds from the Offering totaled approximately $67 million. On May 22, 1996 the Bank Common Stock was split two-for-one.

          As of March 31, 1997, the Bank and its wholly owned subsidiaries operated one mortgage lending office in Pennsylvania, two in New York and two in South Carolina, and 29 consumer lending offices throughout Pennsylvania and one consumer lending office in New York. The Bank has grown significantly in the past ten years, and intends to continue to expand through acquisitions and internal growth in the future as market conditions permit.

          The Bank has focused its lending activities primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences. The Bank, directly or through its subsidiaries, also emphasizes the origination of consumer loans, including home equity, second mortgage, education and other consumer loans. To a lesser extent, the Bank also originates multifamily residential and commercial real estate loans, and commercial business loans.

          The Bank also invests in mortgage-backed securities issued or guaranteed by the United States Government or agencies thereof. As part of the Bank's current strategy of maintaining high levels of liquidity, the Bank invests a portion of its assets in securities issued by the United States Government, cash and cash equivalents including deposits in other financial institutions and FHLB stock.

          The Bank's principal sources of funds are deposits, borrowed funds and the principal and interest payments on loans. The principal source of income is interest received from loans, mortgage-backed securities and investment securities. The Bank's principal expenses are the interest paid on deposits and the cost of employee compensation and benefits.

          The Bank's principal executive office is located at 301 Second Avenue, Warren, Pennsylvania, and its telephone number at that address is (814) 726-2140.

          Set forth below are selected consolidated financial condition, operating, and other data of the Bank.

                                                                                         At June 30,
                                                              ------------------------------------------------------------------
                                                                 1996        1995           1994            1993         1992
                                                              ----------  ----------  --------------  --------------  ----------
SELECTED CONSOLIDATED FINANCIAL                                                       (In Thousands)
  CONDITION DATA (1):
Total assets................................................  $1,877,925  $1,591,894     $1,430,284      $1,292,488   $1,217,474
Interest-earning deposits at other financial institutions...      30,498      59,930         85,705          38,699       80,533
Investment securities.......................................      54,086      65,470         41,778          10,988       12,986
Investment securities available for sale....................      51,961       1,414             --              --           --
Mortgage-backed securities..................................     101,932     204,841        199,165         166,631      185,615
Mortgage-backed securities held for sale....................     189,514      38,343            200          31,436           --
Loans receivable net:
  Real estate...............................................   1,066,887     906,276        864,448         819,098      730,888
  Consumer..................................................     249,051     202,630        179,765         163,036      149,787
  Commercial................................................      59,017      55,829         18,320          17,127       15,216
    Total loans receivable, net.............................   1,374,955   1,164,735      1,062,533         999,261      895,891
Deposits....................................................   1,450,047   1,283,935      1,235,401       1,136,116    1,099,895
Advances from FHLB and other borrowed funds.................     211,761     103,439         71,203          53,637       29,822
Shareholders' equity........................................     190,651     178,690        102,319          84,251       70,203

_____________________
footnote below


                                                                                           Years Ended June 30,
                                                              ------------------------------------------------------------------
                                                                  1996        1995           1994            1993         1992
                                                              -----------  ----------     ----------      ----------   ---------
SELECTED CONSOLIDATED OPERATING AND OTHER DATA (1):                                     (In Thousands)
Total interest income.......................................  $  135,130  $  118,158     $  106,492      $  106,204   $  108,945
Total interest expense......................................      68,637      58,126         51,256          55,888       68,069
                                                              ----------  ----------     ----------      ----------   ----------
    Net interest income.....................................      66,493      60,032         55,236          50,316       40,876
Provision for loan losses...................................       1,502       1,098          1,728           1,797        2,414
                                                              ----------  ----------     ----------      ----------   ----------
    Net interest income after provision for loan losses.....      64,991      58,934         53,508          48,519       38,462
                                                              ----------  ----------     ----------      ----------   ----------
Noninterest income..........................................       4,125       4,512          7,811           8,180        7,536
Noninterest expense.........................................      40,827      36,971         34,130          33,898       31,599
                                                              ----------  ----------     ----------      ----------   ----------
Income before income tax expense and cumulative effect
 of accounting change.......................................      28,289      26,475         27,189          22,801       14,399
Income tax expense..........................................      10,803      10,181         11,191           8,753        5,804
                                                              ----------  ----------     ----------      ----------   ----------
Income before cumulative effect of accounting change........      17,486      16,294         15,998          14,048        8,595
Cumulative effect of change in accounting for income taxes..          --          --          2,070              --           --
                                                              ----------  ----------     ----------      ----------   ----------
      Net income............................................  $   17,486  $   16,294     $   18,068      $   14,048   $    8,595
                                                              ==========  ==========     ==========      ==========   ==========

PER SHARE INFORMATION:
   Shareholders' equity per share...........................        8.16        7.64            N/A             N/A          N/A
   Earnings per share.......................................        $.77        $.47            N/A             N/A          N/A
  Cash dividends declared...................................       $.315        $.30            N/A             N/A          N/A

____________________________
(1) Includes retroactive disclosure of all data for American Federal Savings, which was merged in April 1992 and accounted for using the pooling of interest method of accounting.

--------------------------------------------------------------------------------
                              MARKET INFORMATION
--------------------------------------------------------------------------------

          The Bank Common Stock is listed on the Nasdaq National Market under the symbol "NWSB." As of December 31, 1996, the Bank had eight registered market makers, 4,407 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 23,374,000 shares outstanding, which includes shares held by the Mutual Holding Company. The following table sets forth market price and dividend information for the Bank Common Stock for each quarter of the previous two calendar years. All information has been revised to reflect the Bank's May 22, 1996 two-for-one stock split.

QUARTER ENDED          HIGH             LOW              DIVIDENDS
-------------          ----             ---              ---------
1995
----
March 31               $8 7/8           $ 7 1/2          $.075
June 30                $9 7/8           $ 8 3/8          $.075
September 30           $12              $ 9 5/8          $.075
December 31            $13 1/2          $11 3/4          $.075

1996
----
March 31               $12 3/4          $11 1/8          $.075
June 30                $12 1/2          $11 1/8          $.08
September 30           $12 1/4          $10 3/4          $.08
December 31            $13 3/4          $13              $.08


          The last trade of the Bank Common Stock on November 12, 1996, the date immediately prior to the Bank's announcement of its intention to reorganize pursuant to the Plan of Reorganization, was at a price of $12 5/8 per share.

--------------------------------------------------------------------------------
                                DIVIDEND POLICY
--------------------------------------------------------------------------------

GENERAL

          The Bank has paid quarterly cash dividends every quarter since the completion of its mutual holding company reorganization and minority stock issuance in November 1994. Although the Stock Holding Company expects to continue to pay cash dividends in the same amount per share as the Bank, its principal source of income will initially consist of dividends from the Bank. Dividends paid by the Stock Holding Company will be determined by the Stock Holding Company's Board of Directors and will be based upon its consolidated financial condition, results of operations, tax considerations, economic conditions, regulatory restrictions which affect the payment of dividends by the Bank to the Stock Holding Company, and other factors. In addition, the Stock Holding Company's ability to pay dividends is subject to limitations under Pennsylvania law. There can be no assurance that dividends will be paid on Holding Company Common Stock or that, if paid, such dividends will not be reduced or eliminated in the future. See "Proposed Formation of Stock Holding Company--Comparison of Stockholder Rights and Certain Anti-Takeover Provisions-- Payment of Dividends" for information regarding regulatory restrictions on the Bank's ability to pay dividends or make cash contributions to the Stock Holding Company.

          The Stock Holding Company will not be subject to FRB regulatory restrictions on the payment of dividends to its stockholders other than with respect to maintaining minimum levels of capital, although the source of such dividends will be dependent upon the factors set forth above. The Stock Holding Company is subject, however, to the requirements of Pennsylvania law with respect to the payment of dividends. See "Proposed Formation of Stock Holding Company--Comparison of Stockholder Rights and Certain Anti-Takeover Provisions-- Payment of Dividends."

DIVIDEND WAIVERS BY THE HOLDING COMPANY

          In connection with the FRB's approval of the Bank's formation of the Mutual Holding Company, the FRB imposed certain conditions on the waiver by the Mutual Holding Company of dividends paid on Bank Common Stock. These conditions will continue to apply to any waiver by the Mutual Holding Company of dividends paid on Holding Company Common Stock. In particular, the Mutual Holding Company must obtain prior FRB approval before it may waive any dividends. The amount of any waived dividends will not be available for payment to Minority Stockholders and will be excluded from capital for purposes of calculating dividends payable to Minority Stockholders. Moreover, the cumulative amount of waived dividends must be maintained in a restricted capital account which would be added to any liquidation account of the Bank, and would not be available for distribution to Minority Stockholders. The restricted capital account and liquidation account amounts would not be reflected in the Bank's financial statements or the notes thereto, but would be considered as a notational or memorandum account of the Bank, and would be maintained in accordance with the rules, regulations and policy of the Office of Thrift Supervision ("OTS") except that such rules would be administered by the FRB, and any other rules and regulations adopted by the FRB. As of December 31, 1996, the FRB had not given its approval to any waiver, and the Mutual Holding Company had not waived any dividends paid by the Bank.

          The Reorganization is not expected to have an effect on whether or not the Mutual Holding Company applies to the FRB for approval to waive dividends. After the Reorganization, if the Mutual Holding Company decides that it is in its best interest to waive a particular dividend to be paid by the Stock Holding Company, and the FRB approves such waiver, then the Stock Holding Company would pay such dividend only to Minority Stockholders, and the amount of the dividend waived by the Mutual Holding Company would be treated in the manner described above. The Mutual Holding Company's decision as to whether or not to waive a particular dividend will depend on a number of factors, including the Mutual Holding Company's capital needs, the investment alternatives available to the Mutual Holding Company as compared to those available to the Bank, and regulatory approvals. Management believes that, after the Reorganization, the factors considered by the Mutual Holding Company in deciding whether or not to waive dividends are not likely to change, except that it will also consider the investment alternatives available to the Stock Holding Company, which, after the Reorganization, will include the repurchase of Holding Company Common Stock. There can be no assurance (i) that after the Reorganization the Mutual Holding Company will waive dividends paid by the Stock Holding Company, (ii) that the FRB will approve any dividend waivers by the Mutual Holding Company or (iii) of the terms that may be imposed by the FRB on any dividend waiver.

--------------------------------------------------------------------------------
                             MANAGEMENT OF THE BANK
--------------------------------------------------------------------------------

          The table below sets forth as of December 31, 1996 the name and age of, and information regarding the number of shares of Bank Common Stock held by, each of the Bank's Directors and executive officers who are not directors.

                                                                                             Shares of
                                       Positions                                            Common Stock
                                      Held in the               Director   Current Term     Beneficially       Percent
     Name (1)              Age            Bank                  Since (2)    to Expire        Owned (3)        Of Class
     --------              ---      -----------------           --------   ------------      ---------         --------
                                                            DIRECTORS

John O. Hanna              65     President, Chief Executive      1970           1997        190,412  (4)         *
                                     Officer and Director
William J. Wagner          43      Executive Vice President,      1994           1999         46,920  (5)         *
                                    Chief Financial Officer,
                                  Director and Chief Operating
                                            Officer
Thomas K. Creal, III       57               Director              1982           1999         14,000  (6)         *
John J. Doyle              68               Director              1970           1999         16,400  (7)         *
John S. Young              69               Director              1972           1999         23,036  (8)         *
Richard L. Carr            55               Director              1982           1997         16,412  (9)         *
Robert G. Ferrier          56               Director              1980           1998         25,900 (10)         *
Richard E. McDowell        53               Director              1972           1998         40,400 (11)         *
Joseph T. Stadler          65               Director              1970           1998         12,400 (12)         *
Walter J. Yahn             68               Director              1972           1998         25,158 (13)         *

                                      EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Gregory C. LaRocca         46         Senior Vice President-       N/A            N/A         25,268 (14)         *
                                       Administration and
                                      Corporate Secretary

James E. Vecellio          48         Senior Vice President-       N/A            N/A         27,309 (15)         *
                                          Operations

John M. Blair              60         Senior Vice President-       N/A            N/A         32,042 (16)         *
                                         Mortgage Lending

Robert A. Ordiway          46         Senior Vice President-       N/A            N/A         27,551 (17)         *
                                        Community Banking

Raymond R. Parry           60         Senior Vice President-       N/A            N/A         31,259 (18)         *
                                         Consumer Lending

_____________________________
*    Less than 1%.
(1) The mailing address for each person listed is 301 Second Avenue, Warren, Pennsylvania 16365-2353. Each of the persons listed is also a trustee of Northwest Bancorp, MHC, which owned 69.3% of the outstanding shares of Bank Common Stock as of September 30, 1996.
(2) Reflects initial appointment to the Board of Trustees of the Bank's mutual predecessor.
(3) See definition of "beneficial ownership" in the table in "Voting Securities and Principal Holders Thereof."
(4) Includes exercisable options to purchase 60,000 shares of Bank Common Stock; does not include options to purchase 90,000 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(5) Includes exercisable options to purchase 16,000 shares of Bank Common Stock; does not include options to purchase 24,000 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(6) Includes exercisable options to purchase 4,400 shares of Bank Common Stock; does not include options to purchase 6,600 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(7) Includes exercisable options to purchase 4,400 shares of Bank Common Stock; does not include options to purchase 6,600 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(8)  Includes   exercisable options to purchase 4,400 shares of Bank Common
     Stock; does not include options to purchase 6,600 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.

(9)  Includes   exercisable options to purchase 4,400 shares of Bank Common
     Stock; does not include options to purchase 6,600 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(10) Includes exercisable options to purchase 4,400 shares of Bank Common Stock; does not include options to purchase 6,600 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(11) Includes exercisable options to purchase 4,400 shares of Bank Common Stock; does not include options to purchase 6,600 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(12) Includes exercisable options to purchase 4,400 shares of Bank Common Stock; does not include options to purchase 6,600 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(13) Includes exercisable options to purchase 4,400 shares of Bank Common Stock; does not include options to purchase 6,600 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(14) Includes exercisable options to purchase 5,600 shares of Bank Common Stock; does not include options to purchase 8,400 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(15) Includes exercisable options to purchase 8,800 shares of Bank Common Stock; does not include options to purchase 11,200 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(16) Includes exercisable options to purchase 8,000 shares of Bank Common Stock; does not include options to purchase 12,000 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(17) Includes exercisable options to purchase 5,600 shares of Bank Common Stock; does not include options to purchase 8,400 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.
(18) Includes exercisable options to purchase 8,000 shares of Bank Common Stock; does not include options to purchase 12,000 shares of Bank Common Stock that are not exercisable within 60 days of December 31, 1996.

          The principal occupation during the past five years of each director of the Bank is set forth below. All directors have held their present positions for five years unless otherwise stated.

DIRECTORS

          John O. Hanna has been employed by the Bank since 1960, and has been Chief Executive Officer since 1974. Mr. Hanna is also a director of the Pennsylvania Association of Community Bankers; the Heritrust Corporation; the Blair Corporation, a mail order company, and serves as Chairman of the Distribution Committee of the Warren Foundation.

          William J. Wagner has been the Chief Financial Officer for the Bank since 1984 and was named Chief Operating Officer in 1996. Mr. Wagner was appointed Executive Vice President in 1992 and was elected to the Board of Directors in 1994. Mr. Wagner is a certified public accountant.

          Thomas K. Creal, III is a partner in the architectural firm of Creal, Hyde & Larson, in Warren, Pennsylvania.

          John J. Doyle has been President of Perry Construction Company, Erie, Pennsylvania, since 1989.

          John S. Young was President and Sales Manager for Young Brothers Electronics, Inc. from 1953 through 1983, Sales Representative for Lee Distributing Company from 1983 through 1987, and Sales Agent for Paul C. Nunes Associates from 1987 through 1992, when he retired.

          Richard L. Carr is the retired Superintendent of the Titusville Area School District, Titusville, Pennsylvania. He presently serves as a consultant to the University of Findlay located in Findlay, Ohio.

          Robert G. Ferrier is President of Ferrier Hardware, Inc. and Drexel Realty, Erie, Pennsylvania.

          Richard E. McDowell is President of the University of Pittsburgh at Bradford, Bradford, Pennsylvania. Dr. McDowell is also a director of Bradford Educational Foundation, the Blaisdell Foundation, and the Bradford Regional Medical Center.

          Joseph T. Stadler retired in January 1995 as Vice President-Manufacturing of Superior Bronze Corporation in Erie, Pennsylvania.

          Walter J. Yahn is Chairman of the Board, founder, and Chief Executive Officer of the Erie Advanced Manufacturing Company, Erie, Pennsylvania.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

          Gregory C. LaRocca has been employed by the Bank since 1992, most recently as Senior Vice President of Administration and Corporate Secretary. He was previously Chief Executive Officer of American Federal Savings, which merged with the Bank in March of 1992.

          James E. Vecellio has been employed by the Bank since 1977, most recently as Senior Vice President-Operations.

          John M. Blair has been employed by the Bank since 1961, most recently as Senior Vice President in charge of Mortgage Lending.

          Robert A. Ordiway has been employed by the Bank since 1975, most recently as Senior Vice President of Community Banking.

          Raymond R. Parry has been employed by the Bank since 1981, most recently as Senior Vice President of Consumer Lending and President of Northwest Consumer Discount Company, a wholly owned subsidiary of the Bank.

--------------------------------------------------------------------------------
                   TRANSACTIONS WITH CERTAIN RELATED PERSONS
--------------------------------------------------------------------------------

          Since 1989 federal law has required that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Federal law also requires that loans to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) be approved in advance by a majority of the disinterested members of the Board of Directors. During the year ended June 30, 1996, the Bank had no loans outstanding that were made to a person who was a director or executive officer at the time the loan was originated, and that included preferential terms.

          The Bank leases approximately 13,000 square feet of office space from Mr. Hanna at an annual rent of $48,000. The leasing value of the property was appraised by two outside appraisers at the time the Bank and Mr. Hanna entered into the lease. The Federal Home Loan Bank Board (the Bank's principal federal regulator at such time) reviewed the terms of the lease and did not object to the lease arrangement.

          The Bank intends that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Bank than could have been obtained by it in arms-length negotiations with unaffiliated persons, and will be approved by a majority of independent outside directors of the Bank not having any interest in the transaction.

--------------------------------------------------------------------------------
                PROPOSED FORMATION OF THE STOCK HOLDING COMPANY
--------------------------------------------------------------------------------

SUMMARY

          The formation of the Stock Holding Company will be accomplished under the Plan of Reorganization, pursuant to which the Bank will become a wholly owned subsidiary of the Stock Holding Company, a newly formed Pennsylvania stock corporation which will be majority owned by the Mutual Holding Company. Under the terms of the proposed reorganization (the "Reorganization"), each outstanding share of Bank Common Stock will be converted into one share of Holding Company Common Stock, and the holders of Bank Common Stock will become the holders of all of the outstanding Holding Company Common Stock. Accordingly, as a result of the Reorganization, the owners of Bank Common Stock other than the Mutual Holding Company ("Minority Stockholders") will become minority stockholders of the Stock Holding Company. The Stock Holding Company was incorporated in April 1997 as a wholly owned subsidiary of the Bank, solely for the purpose of becoming a bank holding company and has no prior operating history. The Reorganization will have no impact on the operations of the Bank and the Mutual Holding Company. The Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

REASONS FOR THE STOCK HOLDING COMPANY REORGANIZATION

          The Board of Directors of the Bank believes that the formation of the Stock Holding Company as a subsidiary of the Mutual Holding Company will be in the best interests of stockholders and will offer greater operating flexibility than is currently available to the Bank in its existing mutual holding company structure. The Mutual Holding Company does not operate as a traditional holding company at the present time because it is a mutual organization and represents only the mutual ownership interest in the Bank. Establishing the Stock Holding Company as a subsidiary of the Mutual Holding Company will permit the Stock Holding Company to conduct activities and make investments for the benefit of all stockholders. It will also provide greater flexibility to structure and complete acquisitions of other financial institutions, repurchase shares of Holding Company Common Stock as market conditions permit, and diversify the Stock Holding Company's business activities.

          Enhanced Ability to Invest Through the Stock Holding Company. Under the existing mutual holding company structure the Mutual Holding Company cannot make investments in other financial institutions or business enterprises for the benefit of all stockholders of the Bank, and the Bank itself is limited by law or regulation in its permissible investment activities. For example, if the Mutual Holding Company invests in 5% of the common stock of another bank or thrift holding company, any gain on such investment would accrue only to the Mutual Holding Company. The Reorganization will permit the entity that issues stock (i.e. the Stock Holding Company) to make investments, diversify business activities, or acquire other financial institutions, for the benefit of all stockholders.

          Facilitate Mergers and Acquisitions. The Reorganization will also facilitate the approval and completion of mergers and acquisitions since the Stock Holding Company, acting as the sole stockholder of the Bank, will be able to approve mergers and acquisitions involving the Bank. This is consistent with the way other stock holding companies are able to approve mergers of their bank or savings institution subsidiaries. Moreover, the Reorganization will enable the Stock Holding Company to acquire other financial institutions and to operate them as separate subsidiaries for the benefit of all stockholders of the Stock Holding Company.

          Stock Repurchases. The Reorganization will enable the Stock Holding Company to repurchase Stock Holding Company Common Stock which, particularly in recent years, has been an important, if not essential, means for banks and savings institutions to enhance shareholder value and invest capital resources. Historically, the Bank has used the percentage of taxable income method for establishing its bad debt reserves for tax purposes. Federal tax laws generally require that thrift institutions recapture into income and pay the tax on their excess bad debt reserves in the event of certain distributions and redemptions, such as stock repurchases. Accordingly, if the Bank were to repurchase any of its outstanding shares of common stock, it would cause recapture of all or part of its pre-1988 excess tax bad debt reserves. Because distributions or redemptions by entities, such as the Stock Holding Company, that have not used the percentage of taxable income method for computing bad debt reserves are not subject to recapture, the Stock Holding Company will be permitted to repurchase Holding Company Common Stock without causing any recapture of the Bank's tax bad debt reserves. The ability to repurchase Holding Company Common Stock is an important means of enhancing stockholder value and investing capital resources. See "Regulation of the Stock Holding Company--Repurchases of Holding Company Common Stock."

          Stock Holding Company Powers. The Stock Holding Company would be permitted to engage in the activities that are permissible for bank holding companies under the Bank Holding Company Act (i.e. activities that are closely related to banking) these include several activities in which the Bank is not permitted to engage, such as investing in certain equity securities and holding other savings banks as subsidiaries. See "--Stock Holding Company Regulation."

     Although the Reorganization will enable the Stock Holding Company's stockholders to share in the rewards of the increased operating flexibility, stockholders should also consider that the Stock Holding Company's stockholders will also bear the risk that the transactions that are facilitated by the increased operating flexibility may not prove to be advantageous to the Stock Holding Company and its stockholders.

     THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PLAN OF REORGANIZATION.

PLAN OF REORGANIZATION

     The Reorganization will be accomplished under the Plan of Reorganization, which is attached as Exhibit A hereto and is incorporated herein by reference. The following discussion is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization was unanimously approved by the Board of Directors on May 15, 1996.

     The Reorganization and the establishment of the Stock Holding Company will be accomplished as follows: (i) the Stock Holding Company will be organized as a wholly owned subsidiary of the Bank; (ii) the Stock Holding Company will organize an interim Pennsylvania stock savings bank ("Interim") as a wholly owned subsidiary; (iii) Interim will merge into the Bank, with the Bank as the surviving corporation; and (iv) in connection with the merger in step (iii) above, all of the issued and outstanding shares of Holding Company Common Stock held by the Bank prior to the Reorganization will be canceled, all of the issued and outstanding shares of Bank Common Stock will be converted into and become an equal number of shares of Holding Company Common Stock, and all of the issued and outstanding shares of Interim, which are held by the Stock Holding Company, will automatically be converted by operation of law into common stock of the Bank. As a result of the steps described above, the Bank will become the wholly owned subsidiary of the Stock Holding Company, the Stock Holding Company will become the majority owned subsidiary of the Mutual Holding Company, and Minority Stockholders will become minority stockholders of the Stock Holding Company.

     The following diagram sets forth the Bank's current mutual holding company structure:


----------------------------
      Northwest Bancorp,
           M.H.C.

----------------------------

                  69.3% of Bank
                  Common Stock

----------------------------                          ------------------------
    Northwest Savings Bank    30.7% of Bank                 Minority
                              Common Stock                Stockholders
                            --------------------------

----------------------------                          ------------------------

     The following diagram sets forth the Bank's proposed mutual holding company structure following completion of the Reorganization:

----------------------------
      Northwest Bancorp,
            M.H.C.

----------------------------
                   69.3% of Holding Company Common
                   Stock

----------------------------                               -------------------
    Northwest Bancorp, Inc.   30.7% of Holding                   Minority
                              Company Common Stock             Stockholders
                            ------------------------
----------------------------                               -------------------

                   100% Owned
----------------------------
    Northwest Savings Bank

----------------------------


CAPITALIZATION

     The Board of Directors of the Bank presently intends to capitalize the Stock Holding Company with up to $10.0 million, subject to the receipt of any required regulatory approvals. The Stock Holding Company is being capitalized in such amount so that it will be in a position to take advantage of investment opportunities as they arise from time to time. These opportunities may include investments in equity securities, acquisitions of other financial institutions and repurchases of shares of Holding Company Common Stock.

     The $10.0 million contributed to the Stock Holding Company will reduce the Bank's capital in a like amount, although the Stock Holding Company's consolidated total stockholders' equity immediately subsequent the Reorganization will be equal to the Bank's consolidated total shareholders' equity immediately prior to the Reorganization. The following table sets forth the historical capitalization of the Bank and the pro forma capitalization of the Bank and the Stock Holding Company as of December 31, 1996.

     Set forth below is the historical and pro forma capitalization of the Bank as of March 31, 1997 showing the effects of the Reorganization upon the Bank.

                                                                                         PRO FORMA
                                                                                       CONSOLIDATED
                                                   HISTORICAL         PRO FORMA       CAPITALIZATION
                                                 CAPITALIZATION    CAPITALIZATION    OF STOCK HOLDING
                                                    OF BANK            OF BANK            COMPANY
                                                    -------            -------            -------
                                                                   (IN THOUSANDS)
Liabilities:
  Deposits...................................      $1,622,860         $1,622,860         $1,622,860
  Borrowed funds.............................         154,158            154,158            154,158
  Other liabilities..........................          26,447             26,447             26,447
                                                   ----------         ----------         ----------
Total liabilities............................      $1,803,465         $1,803,465         $1,803,465
                                                   ==========         ==========         ==========

Capital Stock:
  Common Stock, par value
    $.10 per share (1).......................      $    2,338         $       --         $    2,338
  Paid in capital............................          67,854             70,192             67,854
  Retained earnings..........................         128,256            118,256            128,256
  Net unrealized gain (loss) on securities
    available for sale, net of income taxes..            (203)              (203)              (203)
  Unearned ESOP shares.......................          (2,358)            (2,358)            (2,358)
  Unearned Recognition and Retention
    Plan Shares..............................          (1,789)            (1,789)            (1,789)
                                                   ----------         ----------         ----------
Total stockholders' equity (2)...............      $  194,098         $  184,098         $  194,098
                                                   ==========         ==========         ==========

Stockholders' equity per share...............      $     8.30                 NM         $     8.30
                                                   ==========                            ==========

_______________
(1) The Bank has 50,000,000 shares of Bank Common Stock authorized for issuance, 23,376,000 shares issued and outstanding as of March 31, 1997, and 100 assumed pro forma shares outstanding. The Stock Holding Company has 100,000,000 shares of Holding Company Common Stock authorized for issuance, and 23,376,000 assumed pro forma shares outstanding.
(2) Estimated expenses of $100,000 will be capitalized and amortized over a five year period.

     Future capitalization of the Stock Holding Company will depend upon earnings and dividends declared by the Bank and any issuance of debt or equity securities. As of the date hereof, other than an issuance planned in connection with the proposed acquisition of Corry Savings Bank, a Pennsylvania mutual savings bank with assets of $29 million (the "Corry Acquisition") announced on June 19, 1997, the Board of Directors of the Stock Holding Company has adopted no plan or agreement with respect to any future issuance of securities. Furthermore, as long as the Mutual Holding Company is in existence it must own a majority of the Stock Holding Company's outstanding voting stock.

     Following the Reorganization, unless the Bank receives the nonobjection of the FDIC, the Bank may not issue to any person other than Stock Holding Company
(i) Bank Common Stock, or (ii) any equity security that would give the holder the right to acquire any equity security of the Bank or that would give the holder an interest in the retained earnings of the Bank. In addition, so long as the Mutual Holding Company is in existence, no additional shares of Bank Common Stock shall be offered for sale by the Bank to any person other than Stock Holding Company unless the depositors of the Bank are given the rights set forth in the FDIC's Rules and Regulations relating to mutual-to-stock conversions of state-chartered savings banks. The Board of Directors of the Bank has no present plans or intentions with respect to any future issuance of securities of the Bank.

     After the Reorganization, the Bank will continue its existing business and operations as a wholly owned subsidiary of the Stock Holding Company, and the consolidated capital, assets, liabilities, and form of financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. The Articles of Incorporation and the Bylaws of the Bank will continue in effect, and will not be affected in any manner by the Reorganization. The Bank will continue to utilize the name "Northwest Savings Bank." The corporate existence of the Bank will be unaffected by the Reorganization.

REGULATORY CAPITAL

     Set forth below is a summary of the Bank's historical and pro forma regulatory capital at March 31, 1997. Following completion of the Reorganization, the Bank will exceed all regulatory capital requirements imposed by the FDIC.

                                            ACTUAL                            PRO FORMA
                                            ------                            ---------
                                                     PERCENT                            PERCENT
                                     AMOUNT         OF ASSETS          AMOUNT          OF ASSETS
                                     ------         ---------          ------          ---------
Tier 1 Leverage:     Capital......  $182,737             9.11%        $172,737              8.65%
                     Requirement..    60,197             3.00           59,897              3.00
                                    --------         --------         --------          --------
                     Excess.......  $122,540             6.11%        $112,840              5.65%
                                    ========         ========         ========          ========

Tier 1 Risk-Based:   Capital......  $182,737            17.35%        $172,737             16.40%
                     Requirement..    42,131             4.00           42,131              4.00
                                    --------         --------         --------          --------
                     Excess.......  $140,606            13.35%        $130,606             12.40%
                                    ========         ========         ========          ========

Total Risk-Based:    Capital......  $195,733            18.58%        $185,733             17.63%
                     Requirement..    84,233             8.00         $ 84,233              8.00
                                    --------         --------         --------          --------
                     Excess.......  $111,500            10.58%        $101,502              9.63%
                                    ========         ========         ========          ========

EFFECTIVE DATE

     The "Effective Date" of the Reorganization will be the date upon which the Articles of Merger are filed with the Pennsylvania Department of State.

OPTIONAL EXCHANGE OF STOCK CERTIFICATES

     After the Effective Date stock certificates evidencing shares of Bank Common Stock will represent, by operation of law, the same number of shares of Holding Company Common Stock. Former holders of the Bank Common Stock will not be required to exchange their Bank Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. DO NOT SEND YOUR STOCK CERTIFICATES TO THE BANK AT THIS TIME. Any stockholder desiring more information about such exchange may request additional information from the Bank by writing the Secretary of the Bank, Gregory C. LaRocca, 301 Second Avenue, Warren, Pennsylvania 16365.

RIGHTS OF DISSENTING STOCKHOLDERS

     Pennsylvania law applicable to the Bank generally provides that a stockholder of a Pennsylvania-chartered savings bank which engages in a merger transaction shall have the right to demand from the savings bank the payment of the fair or appraised value of his or her stock in the savings bank, subject to the satisfaction of specified procedural requirements. The statute also provides that stockholders of a Pennsylvania savings bank are not entitled to dissenters' rights if their common stock is either listed on a national securities exchange or held of record by more than 2,000 shareholders. Since the Bank Common Stock is held of record by more than 2,000 persons, stockholders will not have dissenters' rights of appraisal in connection with the Reorganization.

TAX CONSEQUENCES

     The Bank has received an opinion of its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain federal income tax consequences of the Reorganization. This opinion of counsel, which is not binding upon the Internal Revenue Service, provides substantially as follows:
(i) the merger of Interim with and into the Bank will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("Code"), and the Stock Holding Company, the Bank and Interim will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, provided that the merger of Interim with and into Bank qualifies as a statutory merger under applicable law, after the transaction Bank will hold substantially all of the assets of Interim and Bank stockholders exchange solely for Holding Company Common Stock an amount of Bank Common Stock constituting "control" of the Bank; (ii) no gain or loss will be recognized by Bank stockholders on the exchange of Bank Common Stock for Holding Company Common Stock; (iii) no gain or loss will be recognized by the Stock Holding Company on the receipt by it of Bank Common Stock solely in exchange for Holding Company Common Stock; (iv) the basis of Holding Company Common Stock received by the Bank's stockholders will be the same as the basis of the Bank Common Stock surrendered in exchange therefor; (v) the holding period of Holding Company Common Stock to be received by Bank stockholders will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided the Bank Common Stock was held as a capital asset on the date of the exchange; and (vi) no gain or loss will be recognized by the Bank stockholders as a result of conversion of their Bank stock options into options to purchase Holding Company Common Stock.

     Each Bank stockholder should consult his own tax counsel as to specific federal, state and local tax consequences of the Reorganization, if any, to such stockholder.

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

     The Bank Common Stock is registered under Section 12 of the Exchange Act as administered by the FDIC. Upon consummation of the Reorganization, the Stock Holding Company will register the Common Stock under the Section 12 of the Exchange Act as administered by the SEC. The Exchange Act will apply to the Stock Holding Company to the same degree that it currently applies to the Bank, except that the powers, functions and duties to administer and enforce the Exchange Act requirements, including periodic and other reports, proxies, tender offers, and short swing profits, and certain other requirements that are vested in the FDIC with respect to securities of insured banks such as the Bank, are vested in the SEC with respect to securities of corporations such as the Stock Holding Company. In carrying out its responsibility to administer such requirements, however, the FDIC is generally required by law to issue substantially similar regulations to those adopted by the SEC. The issuance of Holding Company Common Stock will be registered with the SEC under the Securities Act of 1933.

CONDITIONS TO THE REORGANIZATION

     The Plan of Reorganization sets forth a number of conditions to the completion of the Reorganization, including: (i) approval of the Plan of Reorganization by the holders of two-thirds of the outstanding shares of Bank Common Stock; (ii) receipt of an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; and
(iii) receipt of any and all regulatory approvals necessary for the lawful consummation of the Reorganization.

     The Plan has not yet been approved by the FRB, and there can be no assurance that such approval will be received. The Mutual Holding Company, which owns more than two-thirds of the outstanding shares of Bank Common Stock, intends to vote its shares in favor of the Plan of Reorganization thereby assuring stockholder approval of the Plan of Reorganization. Furthermore, the Bank has received an opinion of special counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes.

EFFECT OF THE REORGANIZATION ON ANY FUTURE MUTUAL-TO-STOCK CONVERSION OF THE MUTUAL HOLDING COMPANY

     The Reorganization and the establishment of the Stock Holding Company is not expected to have a material effect on the rights of Minority Stockholders in the event of a mutual-to-stock conversion of the Mutual Holding Company. The Mutual Holding Company has no current intention to engage in a mutual-to-stock conversion.

EFFECT OF THE REORGANIZATION ON STOCK BENEFIT PLANS OF THE BANK

     Upon completion of the Reorganization each share of restricted Bank Common Stock awarded to the Bank's employees under the Bank's restricted stock plans will be converted into a share of Holding Company Common Stock, and will continue to be subject to the same restrictions. Shares awarded pursuant to the Bank's Employee Stock Ownership Plan (the "ESOP") and unallocated shares held by the ESOP trust will be converted into shares of Holding Company Common Stock. Options to purchase shares of Bank Common Stock will be converted into and become options to purchase Holding Company Common Stock on the same terms that shares of Bank Common Stock could have been purchased prior to the Reorganization.

AMENDMENT, TERMINATION OR WAIVER

     The Board of Directors of the Bank may cause the Plan of Reorganization to be amended or terminated if the Board determines for any reason that such amendment or termination would be advisable. Such amendment or termination may occur at any time prior to the filing of Articles of Merger with the Department, provided that no such amendment may be made to the Plan of Reorganization after stockholder approval if such amendment is deemed to be materially adverse to the stockholders of the Bank. Additionally, any of the terms or conditions of the Plan of Reorganization may be waived by the party which is entitled to the benefit thereof.

BUSINESS OF THE STOCK HOLDING COMPANY

     General. The Stock Holding Company was formed only recently and currently has no business activities. Upon the completion of the Reorganization, the Bank will become a wholly owned subsidiary of the Stock Holding Company and each stockholder of the Bank will become a stockholder of the Stock Holding Company with the same ownership interest therein as such stockholder's ownership interest in the Bank immediately prior to the Reorganization.

     Immediately after consummation of the Reorganization, it is expected that the Stock Holding Company will not engage in any business activity other than to
hold all of the stock of the Bank.   The Stock Holding Company does not
presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, in the future that the Stock Holding Company may pursue other investment opportunities, including possible diversification through acquisitions and mergers.

     Property. The Stock Holding Company is not expected to own real or personal property initially. Instead, it intends initially to utilize the premises, equipment and furniture of the Bank and will pay a rental fee to the Bank for such use.

     Legal Proceedings.   Since its organization, the Stock Holding Company has
not been a party to any legal proceedings.

     Employees. At the present time, the Stock Holding Company does not intend to employ any persons other than senior officers of the Bank. It will utilize the support staff of the Bank from time to time. If the Stock Holding Company acquires other savings institutions or pursues other lines of business, it may hire additional employees at such time. The Bank will be paid a fee for services rendered to the Stock Holding Company by its employees based on an estimate of the percentage of such person's time that will be spent performing services for the Stock Holding Company.

     Competition. It is expected that for the immediate future the primary business of the Stock Holding Company will be the ownership of the Bank Common Stock. Therefore, the competitive conditions to be faced by the Stock Holding Company will be the same as those faced by the Bank.

MANAGEMENT OF THE STOCK HOLDING COMPANY

     Directors. The directors of the Stock Holding Company are, and upon completion of the Reorganization will continue to be, the same persons who are at present the directors of the Bank. The three-year terms of the directors are staggered to provide for the election of approximately one-third of the board members each year.

     Executive Officers. The executive officers of the Stock Holding Company are, and upon completion of the Reorganization will be, the same persons who are at present the executive officers of the Bank.

     Remuneration. Since the formation of the Stock Holding Company, none of its executive officers or directors has received any remuneration from the Stock Holding Company. It is expected that initially no compensation will be paid to its directors and officers in addition to compensation paid to them by the Bank. However, the Stock Holding Company may determine that separate and additional compensation is appropriate in the future.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

     General. Certain provisions of the Articles of Incorporation of the Stock Holding Company and the Bank seek to ensure that directors are able to exercise their best business judgment in managing corporate affairs, subject to their continuing fiduciary duties, and are not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the responsibilities of directors and officers often requires them to make difficult decisions which can expose such persons to personal liability, but from which they will acquire no personal benefit (other than as stockholders). In recent years, litigation against corporations and their directors and officers, often amounting to mere "second guessing" of good-faith judgments and involving no allegations of personal wrongdoing, has become common. Such litigation often claims damages in large amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not officers of the corporation, and the expense of defending such litigation, regardless of whether it is well founded, can be enormous. Individual directors and officers can seldom bear either the legal defense costs involved or the risk of a large judgment.

     In order to attract and retain competent and conscientious directors and officers in the face of these potentially serious risks, corporations have historically provided for corporate indemnification and limitation of liability in their articles of incorporation or bylaws, and have obtained liability insurance protecting the company and its directors and officers against the cost of litigation and related expenses. Such indemnification and limitation of liability provisions may also benefit stockholders who indirectly assume the expense of litigation and directors and officers liability insurance. The Bank currently has insurance coverage for its directors and officers, and the Bank's management anticipates that the Stock Holding Company will be able to obtain such coverage for its directors and officers. The individual members of the Stock Holding Company's Board of Directors will benefit from the inclusion of the indemnification and limitation of liability provisions in the Stock Holding Company's Articles of Incorporation at the potential expense of stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Stock Holding Company pursuant to the following provisions, the Stock Holding Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, Federal banking regulations restrict the Bank or the Stock Holding Company from indemnifying officers and directors for civil monetary penalties or judgments resulting from administrative or civil actions instituted by any Federal banking agency, or any other liability or legal expense with regard to any administrative proceeding or civil action instituted by any Federal banking agency, which results in a final order or settlement pursuant to which such person is assessed a civil monetary penalty, removed from office or prohibited from participating in the conduct of the affairs of an insured depository institution, or required to cease and desist from or take certain actions.

     Limitation of Liability under the Bank's Articles of Incorporation. Under the Bank's Articles of Incorporation a director of the Bank may not be personally liable for monetary damages for any action taken or any failure to take any action as a director, except to the extent applicable law requires that a director's liability for monetary damages may not be limited. Except in the case of criminal statutes or liability for taxes, Pennsylvania law permits limitation of liability for monetary damages unless the director has breached or failed to perform the fiduciary duties of his office under Pennsylvania law and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Federal banking and securities laws may limit the effect of such provisions.

     Limitation of Liability under the Stock Holding Company's Articles of Incorporation. The Stock Holding Company's Articles of Incorporation provide that the personal liability of a director or officer of the Stock Holding Company for monetary damages shall be eliminated to the fullest extent permitted by the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the "BCL") as it exists on the effective date of the Articles of Incorporation or as such law may be thereafter in effect. The Articles of Incorporation also state that in no event shall a director be personally liable for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This latter provision regarding limitation of a director's personal liability is specifically permitted by Pennsylvania law.

     These provisions may reduce the likelihood of derivative litigation against directors and discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the Bank or the Stock Holding Company and its stockholders. The provisions will not, however, affect the right to pursue equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter. Federal banking and securities laws may limit the effect of such limitation of liability provisions.

     To the best of management's knowledge, there is currently no pending litigation involving directors of the Bank that might have been affected by the limitation of liability provision in the Stock Holding Company's Articles of Incorporation had it been in effect at the time of the litigation, although the Bank and the Bank's directors were recently involved in litigation for which indemnification may be sought. This litigation involves a complaint that was filed on December 13, 1994, in United States District Court, Western District of Pennsylvania, by an individual who purported to have subscribed for stock in the Bank's mutual holding company reorganization and stock offering (the "Offering") that was completed in November 1994. The named defendants in the complaint included the Bank, the Mutual Holding Company, the Bank's Board of Directors, and the selling agent and independent appraiser in the Offering. The plaintiff sought to represent persons who subscribed for and purchased stock in the Offering. The complaint alleged that the appraisal used in the Bank's Offering was inappropriately increased at the completion of the Offering, and that, among other things, the Bank violated the federal securities laws (including section 10 of the Exchange Act and section 12(2) of the Securities Act) and regulations thereunder, violated Pennsylvania securities law, breached a fiduciary duty owed to plaintiff, and breached a contract with plaintiff. Similar claims were asserted against the other defendants. Money damages and other relief were sought. On November 17, 1995, the District Court dismissed all Federal claims against the defendants with prejudice, and dismissed the remaining claims without prejudice. On February 13, 1997, the United States Court of Appeals for the Third Circuit denied the plaintiff's appeal of the District Court's dismissal, and on April 7, 1997, it denied plaintiff's petition for rehearing. As of the date of this Prospectus/Information Statement, plaintiff has not sought further review or initiated additional proceedings. Management intends to continue to vigorously defend any such proceedings.

     Indemnification Provisions of the Bank's Articles of Incorporation. As regards third party actions, the Bank's Articles of Incorporation require that the Bank indemnify any employee, officer, or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Bank), by reason of the fact that he is or was a representative of the Bank, or is or was serving at the request of the Bank as a representative of another entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Bank and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Articles provide that the termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Bank and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     As regards derivative and corporate actions, the Bank's Articles of Incorporation require that the Bank indemnify any employee, officer, or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Bank to procure a judgment in its favor by reason of the fact that he is or was a representative of the Bank, or is or was serving at the request of the Bank as a representative of another entity, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Bank. The Articles require that indemnification not be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Bank unless and only to the extent that the applicable court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the employee, officer, or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Unless ordered by a court, the indemnification described above shall be made by the Bank only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth above. The determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

     The Bank's Articles of Incorporation provide that reasonable expenses incurred by an officer or director of the Bank in defending a civil or criminal action, suit or proceeding described above shall be paid by the Bank in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Bank.

     The Articles of Incorporation further provide that the indemnification and advancement of expenses described above shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, Pennsylvania law, any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office and shall continue as to a person who has ceased to be director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

     Indemnification Provisions of the Stock Holding Company's Bylaws. The Stock Holding Company's Bylaws provide that the Stock Holding Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Stock Holding Company), by reason of the fact that he is or was a director or officer of the Stock Holding Company, or is or was serving at the request of the Stock Holding Company as a representative of another entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Stock Holding Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws further provide that the Stock Holding Company shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

     As regards derivative and corporate actions, the Stock Holding Company's Bylaws provide that the Stock Holding Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Stock Holding Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Stock Holding Company or is or was serving at the request of the Stock Holding Company as a representative of another entity, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Stock Holding Company. The Bylaws further provide that no indemnification shall not be made under such provisions of the Bylaws in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Stock Holding Company unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Stock Holding Company is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     Unless ordered by a court, any indemnification described above shall be made by the Stock Holding Company only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth above. The determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the stockholders.

     The Bylaws provide that expenses (including attorneys' fees) incurred in defending any action or proceeding referred to above shall be paid by the Stock Holding Company in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Stock Holding Company.

     The duties of the Stock Holding Company to indemnify and to advance expenses to a director or officer are in the nature of a contract between the Stock Holding Company and each such person, and no amendment or repeal of any provision of the Bylaws may alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

COMPARISON OF STOCKHOLDER RIGHTS AND CERTAIN ANTI-TAKEOVER PROVISIONS

     Introduction. As a result of the Reorganization, holders of Bank Common Stock will become stockholders of the Stock Holding Company. Accordingly, after the Reorganization, stockholders' rights will be governed by the BCL and the Articles of Incorporation and Bylaws of the Stock Holding Company, and by the Banking Code of 1965 (the "Banking Code") to the extent the Banking Code addresses rights of stockholders of Pennsylvania-chartered savings bank holding companies. Certain differences arise from this change of governing law, as well as from distinctions between the Articles of Incorporation and Bylaws of the Bank and the Stock Holding Company. The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but summarizes certain significant differences. The Articles of Incorporation and Bylaws of the Stock Holding Company are attached hereto as Exhibits B and C, respectively, and should be reviewed for more detailed information.

     A number of provisions of the Articles of Incorporation and Bylaws of the Bank and the Stock Holding Company deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain of these provisions and certain other statutory and regulatory provisions relating to stock ownership and transfers, and business combinations. Some of these provisions may be deemed to have potential anti-takeover effects in that they may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management more difficult. The following description is general and reference should be made in each case to the Stock Holding Company's Articles of Incorporation and Bylaws, which are incorporated herein by reference.

     Issuance of Capital Stock. The Bank's Articles of Incorporation authorizes the issuance of 50,000,000 shares of common stock, par value $.10 per share, and 10,000,000 shares of preferred stock. The Articles of Incorporation of the Stock Holding Company authorizes the issuance of 110,000,000 shares of Common Stock, par value $.10 per share, and 10,000,000 shares of serial preferred
stock.   Following the Reorganization, there will be the same number of shares of the Holding Company Common Stock outstanding as there were shares of Bank Common Stock outstanding immediately prior to the Reorganization.

     Other than in connection with the Corry Acquisition, the Stock Holding Company has adopted no plan or agreement to issue additional shares of stock at this time, other than upon the exercise of stock options. If the Stock Holding Company issues authorized but unissued shares of Holding Company Common Stock or preferred stock it would not be required to obtain a vote of its stockholders or the Bank's depositors, or, unless otherwise required by the FRB, give any such person to right to purchase such shares. If additional authorized but unissued shares of Holding Company Common Stock are issued in the future, the percentage ownership interests of existing stockholders would be reduced and, depending on the terms pursuant to which new shares are issued, the book value and earnings per share of outstanding Stock Holding Company Common Stock might be diluted. Moreover, such additional share issuances could be construed as having an anti-takeover effect. The ability to issue additional shares, which exists under both the Articles of Incorporation of the Bank and the Stock Holding Company, gives management greater flexibility in financing corporate operations. As long as the Mutual Holding Company is in existence it must own at least a majority of the outstanding voting stock of the Stock Holding Company.

     Payment of Dividends. The Banking Code states that Pennsylvania savings banks may declare and pay dividends only out of accumulated net earnings and may not declare or pay dividends unless surplus (shareholders equity) is at least equal to capital. Also, dividends may not be declared or paid if the Bank is in default in payment of any assessment due to the FDIC. The ability of the Bank to pay dividends on Bank Common Stock is restricted by tax considerations related to state savings banks and by federal regulations applicable to state chartered savings banks. Income appropriated to bad debt reserves and deducted for federal income tax purposes may not be used to pay cash dividends without the payment of federal income taxes by the Bank on the amount of such income removed from reserves for such purpose at the then current income tax rate. Additionally, the Bank is precluded from paying dividends on its Bank Common Stock if its regulatory capital would thereby be reduced below the regulatory capital requirements prescribed for a state savings bank under federal law. The Bank currently satisfies its applicable regulatory capital requirements.

     After the Reorganization, the Stock Holding Company's principal source of income will initially consist of dividends, if any, paid to the Stock Holding Company by the Bank and earnings on such dividends, and earnings on the funds contributed to the Stock Holding Company in connection with or after the Reorganization. Although the Stock Holding Company will not be subject to the above dividend restrictions regarding dividend payments to its stockholders, the restrictions on the Bank's ability to pay dividends to the Stock Holding Company will continue in effect. In addition, the Stock Holding Company will be subject to FRB capital adequacy regulations that will restrict the ability of the Stock Holding Company to pay dividends in the event the Stock Holding Company does not maintain sufficient capital. See "-- Regulation of the Stock Holding Company."

     Special Meetings of Stockholders. For a period of five years following completion of its mutual holding company reorganization, (i.e., until November
1999), special meetings of the holders of the Bank's common stock may be called only by the chairman of the board, the president or a majority of the Board of Directors. After November 1999, a special meeting may be called upon the written request of shareholders entitled to cast at least one-fifth of the votes which all shareholders are entitled to cast at a particular meeting. The Articles of Incorporation of the Stock Holding Company provide that special meetings of the stockholders of the Stock Holding Company may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of directors then in office.

     Cumulative Voting. Neither the Bank's nor the Stock Holding Company's Articles of Incorporation provide for cumulative voting. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of stockholders may elect all directors of the Stock Holding Company thereby precluding minority stockholder representation on the Board of Directors.

     Rights of Stockholders to Dissent. Under the BCL, stockholders of a Pennsylvania savings bank, such as the Bank, and a Pennsylvania corporation, such as the Stock Holding Company, are generally not entitled to dissenters' rights of appraisal if the their common stock is held of record by more than 2,000 stockholders, except where shares are converted by a plan, if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation, or solely into such shares and money in lieu of fractional shares, and in certain other circumstances.

     Vacancies on the Board of Directors. Any vacancy occurring in the Bank's Board of Directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the stockholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by a vote of the majority of the board of directors for a term of office continuing only until the next election of directors by the stockholders.

     The Stock Holding Company's Articles of Incorporation provide that any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

     Number and Term of Directors. The Bank's Articles of Incorporation provides that the Board of Directors shall consist of not less than five nor more than 20 members, as set forth in the Bylaws. The Stock Holding Company's Bylaws provide that the Board of Directors shall consist of between 5 and 15 members, the exact number to be determined by the Board of Directors. The Board of Directors of the Stock Holding Company has set the number of directors at 10 persons. Although the Stock Holding Company has no present intention of reducing its number of directors below its present ten members, the Board of Directors believes that the ability to reduce the number of directors will result in greater flexibility in the event of vacancies on the current Board.

     The Bank's Articles of Incorporation provides for a classified board of directors, consisting of three substantially equal classes of directors, each serving for a three year term, with the term of each class of directors ending in successive years. The Stock Holding Company's Article of Incorporation also provides for a classified board of directors.

     Presentation of New Business at Meetings of Stockholders. The Bank's Bylaws do not specifically provide for stockholders' nomination for the election of directors or proposals for new business at a meeting of stockholders. The Stock Holding Company's Bylaws provide that any stockholder entitled to vote generally in an election of directors may nominate one or more persons for election as directors at a meeting, and, if properly brought, may bring other business before an annual meeting of the Stock Holding Company. For nominations or other business to be properly brought before an annual meeting, written notice of such stockholder's intent must be given not later than (i) 90 days prior to the anniversary date of the mailing of proxy materials by the Stock Holding Company in connection with the immediately preceding annual meeting of stockholders of the Stock Holding Company or, in the case of the first annual meeting of stockholders of the Stock Holding Company following the Reorganization, ninety days prior to the anniversary date of the mailing of proxy materials by the Bank in connection with the immediately preceding annual meeting of the Bank prior to such acquisition, and (ii) with respect to a nomination relating to an election of directors at a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. The Stock Holding Company's Bylaws specify further procedural requirements that must be satisfied for notice to be properly given.

     Mutual Holding Company Ownership. So long as the Mutual Holding Company is in existence, the Mutual Holding Company must own at least a majority of the outstanding voting stock of the Bank, and, following the Reorganization, of the Stock Holding Company. The Mutual Holding Company currently is able to elect the Bank's directors and direct the affairs and business operations of the Bank. After the Reorganization, the Mutual Holding Company will be able to elect directors and direct the affairs and business operations of the Stock Holding Company.

     Limitation on Voting Rights. The Articles of incorporation of the Bank provide that for a period of five years following the Bank's organization in November 1994, no person other than the Mutual Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Bank. In the event shares are acquired in violation of this provision, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. The Articles provide that this limitation shall not apply to a transaction in which the Bank forms a stock holding company without change in the respective beneficial ownership interest of its stockholders. The Stock Holding Company's Articles of Incorporation contain a similar provision that is not limited to a five year period.

     Amendment of Articles of Incorporation and Bylaws. Amendments to the Stock Holding Company's Articles of Incorporation must be approved by a majority vote of its Board of Directors and, if required by applicable law, generally by a majority vote of stockholders. The amendment of certain provisions of the Articles relating to directors, meetings of stockholders and action without a meeting, liability of directors and officers, restrictions on acquisitions of the Stock Holding Company's equity securities, and amendments to the Articles, however, requires a 75% vote of the Stock Holding Company's stockholders if such amendments are not approved by the affirmative vote of 80% of the Stock Holding Company's Board of Directors.

     The Stock Holding Company's Bylaws provide that the Board of Directors, to the extent permitted by law, or stockholders may amend the Bylaws. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office at any regular or special meeting. Such action by the stockholders generally requires the affirmative vote of the majority of the shares of the Stock Holding Company entitled to vote in an election of directors, provided that the affirmative vote of at least 75% of the shares of the Stock Holding Company entitled to vote in an election of directors is required to amend provisions of the Bylaws which are inconsistent with certain provisions of the Articles of Incorporation relating to directors, meetings of stockholders and action without a meeting, liability of directors and officers, restrictions on acquisitions of the Stock Holding Company's equity securities, and amendments to the Articles of the Stock Holding Company and which are not approved by the affirmative vote of 80% of the members of the Stock Holding Company's Board of Directors.

     The Bank's Articles may be amended only after such amendment is proposed by the Bank's Board of Directors, approved by a majority of votes eligible to be cast by stockholders, and submitted to the Department. The Bank's Bylaws may be amended by a majority vote of the Board of Directors or by a majority vote of the votes cast by stockholders at any legal meeting.

REGULATION OF THE STOCK HOLDING COMPANY

     General. Upon completion of the Reorganization, the Stock Holding Company will become a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Stock Holding Company will be subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB. The Mutual Holding Company is currently regulated by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC. The Stock Holding Company's pro forma capital exceeds these requirements.

     BHCA Activities and Other Limitations. The BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, without prior approval of the FRB. In determining whether to authorize a bank holding company (or a company that will become a bank holding company) to acquire control of a bank, the FRB takes into consideration the financial and managerial resources of the bank holding company, as well as those of the bank to be acquired, and considers whether the acquisition is likely to have anti-competitive effects or other adverse effects. No approval under the BHCA is required, however, for a bank holding company already owning or controlling 50% or more of the voting shares of a bank to acquire additional shares of such bank.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the FRB is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the FRB has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB is required to weigh expected benefits to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

     The FRB has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA, including: operating a mortgage company, a finance company, a credit card company, a factoring company, a trust company or a saving association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; leasing personal property on a full-payout (and, to a limited extent, less than full-payout), non-operating basis; providing tax planning and preparation services; and operating a collection agency. The FRB also has determined that certain other activities, including real estate brokerage and syndication, property management and underwriting of life insurance not related to credit transactions, are closely related to banking or a proper incident thereto.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the BHCA on extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. Furthermore, under amendments to the BHCA and regulations of the FRB, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or providing any property or services. Generally, this provision provides that a bank may not extend credit, lease or sell property, or furnish any service to a customer on the condition that the customer provide additional credit or service to the bank, to the bank holding company, or to any other subsidiary of the bank holding company or on the condition that the customer not obtain other credit or service from a competitor of the bank, the bank holding company, or any subsidiary of the bank.

     Regulatory Capital Requirements. The FRB has capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the BHCA. The FRB capital adequacy guidelines generally require bank holding companies to maintain total capital equal to 8% of total risk-adjusted assets, with at least one-half of that amount consisting of Tier 1 and up to one-half of that amount consisting of Tier 2 or supplementary capital. Tier 1 capital for bank holding companies generally consists of the sum of common shareholders' equity and perpetual preferred stock (subject in the latter case to limitations on the kind and amount of preferred stock which may be included as Tier 1 capital), less goodwill. Tier 2 capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as Tier 1 capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no additional capital) for assets such as cash to 100% for the bulk of assets which are typically held by a bank holding company, including multi-family residential and commercial real estate loans, commercial business loans and consumer loans. One-to four- family residential first mortgage loans which are not 90 days or more past due or nonperforming and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighting system, as are certain privately-issued mortgage-backed securities representing indirect ownership loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics. The FRB has indicated that bank holding companies anticipating significant growth will be expected to maintain capital ratios in excess of the required minimums.

     In addition to the risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of Tier 1 capital to total assets of 3.0%. Total assets for this purpose does not include goodwill and any other intangible assets and investments that the FRB determines should be deducted from Tier 1 capital. The FRB has announced that the 3.0% Tier 1 leverage capital ratio requirement is the minimum for the top-rated bank holding companies without any supervisory, financial or operational weaknesses or deficiencies or those which are not experiencing or anticipating significant growth. Other bank holding companies will be expected to maintain Tier 1 leverage capital ratios of at least 4.0% to 5.0% or more, depending on their overall condition.

     Repurchases of Holding Company Common Stock. Regulations promulgated by the FRB provide that a bank holding company must file written notice with the FRB prior to any repurchase of its equity securities if the gross consideration for the purchase, when aggregated with the net consideration paid by the bank holding company for all repurchases during the preceding 12 months, is equal to 10% or more of the bank holding company's consolidated net worth. This notice requirement is not applicable, however, to a bank holding company, such as the Stock Holding Company, that exceeds the thresholds established for a well capitalized state member bank and that satisfies certain other regulatory requirements.

     Commitments to Affiliated Depository Institutions. Under FRB policy, the Stock Holding Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances when it might not do so absent such policy. The enforceability and precise scope of this policy is unclear. However, in light of recent judicial precedent, should the Bank require the support of additional capital resources, is expected that the Stock Holding Company would be required to respond with any such resources available to it. In addition, under the Federal Deposit Insurance Act, any depository institution shall be liable for any loss incurred by the FDIC in connection with the default of a commonly controlled insured depository institution or assistance provided by the FDIC to any commonly controlled depository institution in danger of default.

     Federal Securities Law. The Stock Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     Riegle-Neal Interstate Banking Act. On September 29, 1994, the President signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act ("Riegle-Neal Act"). The Riegle-Neal Act permits bank holding companies to acquire banks in any state on or after September 29, 1995, unless the state elected to opt out of the Act, and beginning July 1, 1997, holding companies with banks in more than one state may convert all of their out-of-state banks into interstate branches of one bank. Once a bank establishes a branch in another state through an interstate acquisition or merger, such bank may establish and acquire additional branches throughout the state. The Riegle-Neal Act permits an interstate acquisition of only a branch (without acquisition of an entire bank) only if the laws of the state in which the branch is located permits out-of-state banks to acquire a branch of a bank in such state without acquiring the Bank. Pennsylvania did not opt out of the provision permitting out-of-state bank holding companies to acquire banks in the state prior to September 29, 1995, and the state is not expected to opt out of the provisions which will permit interstate branches beginning July 1, 1997.

--------------------------------------------------------------------------------
           DESCRIPTION OF CAPITAL STOCK OF THE STOCK HOLDING COMPANY
--------------------------------------------------------------------------------

GENERAL

     The Stock Holding Company is authorized to issue 100.0 million shares of Common Stock having a par value of $.10 per share and 10.0 million shares of serial preferred stock (the "Preferred Stock"). In the Reorganization the Stock Holding Company will issue a number of shares of Holding Company Common Stock equal to the number of shares of Bank Common Stock outstanding immediately prior to the Reorganization, and no shares of Preferred Stock. Each share of Holding Company Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Holding Company Common Stock.

     THE HOLDING COMPANY COMMON STOCK WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENT AGENCY.

COMMON STOCK

     Dividends. The Stock Holding Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Proposed Formation of the Stock Holding Company-- Comparison of Stockholders Rights and Certain Anti-takeover Provisions -- Payment of Dividends." The holders of Holding Company Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Stock Holding Company out of funds legally available therefor. If the Stock Holding Company issues Preferred Stock, the holders thereof may have priority over the holders of the Holding Company Common Stock with respect to dividends.

     Voting Rights. Upon completion of the Reorganization, the holders of Holding Company Common Stock will possess exclusive voting rights in the Stock Holding Company. They will elect the Stock Holding Company's Board of Directors and act on such other matters as are required to be presented to them under Pennsylvania law or the Stock Holding Company's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Proposed Formation of the Stock Holding Company--Comparison of Stockholders Rights and Certain Anti-takeover Provisions-- Limitations on Voting Rights," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Stock Holding Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Stock Holding Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account established in connection with any acquisition by the Bank subsequent to the mutual holding company reorganization, all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Stock Holding Company, the holders of Holding Company Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Stock Holding Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of Holding Company Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Holding Company Common Stock is not subject to involuntary redemption.

PREFERRED STOCK

     None of the shares of the Stock Holding Company's authorized Preferred Stock will be issued in the Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of Holding Company Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

ACCOUNTING TREATMENT

     The Reorganization will be treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization, all of which will be shown on the Stock Holding Company's books at their historical recorded values. Since the Reorganization will not result in a change in such financial statements, this document does not include financial statements of the Bank or the Stock Holding Company.

VOTE REQUIRED

     Approval of the Plan of Reorganization requires the affirmative vote of two-thirds of the total votes eligible to be cast at the Special Meeting. Failure to vote or a vote to abstain is equivalent to voting against the Plan of Reorganization. The Board of Directors recommends a vote "FOR" the approval of the Plan of Reorganization. Approval of the Plan is assured because the Mutual Holding Company intends to vote its shares in favor of the Plan.

     THIS DESCRIPTION OF THE PROPOSED STOCK HOLDING COMPANY FOR THE BANK DOES NOT PURPORT TO BE COMPLETE, BUT IS QUALIFIED IN ITS ENTIRETY BY THE PLAN OF REORGANIZATION AND ARTICLES OF INCORPORATION AND BYLAWS OF THE STOCK HOLDING COMPANY ATTACHED AS EXHIBITS A, B AND C, RESPECTIVELY, TO THIS
PROSPECTUS/INFORMATION STATEMENT.

--------------------------------------------------------------------------------
                             STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     In the event the Reorganization is not completed, in order to be eligible for inclusion in the Bank's proxy materials for the Bank's 1998 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Bank's executive office, 301 Second Avenue, Warren, Pennsylvania 16365, no later than June 19, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act as administered by the FDIC.

--------------------------------------------------------------------------------
                                 MISCELLANEOUS
--------------------------------------------------------------------------------

     The Board of Directors is not aware of any business to come before the Special Meeting other than the matters described above in the Prospectus/Information Statement.

--------------------------------------------------------------------------------
                                    EXPERTS
--------------------------------------------------------------------------------

     The consolidated financial statements of the Bank and its subsidiaries, included in the Annual Report on Form F-2 of the Bank for the fiscal year ended June 30, 1996, which have been filed by the Stock Holding Company as an exhibit to the registration statement of which this Prospectus/Information Statement is a part, have been audited by KPMG Peat Marwick LLP, independent accountants, as set forth in their report dated August 26, 1996 accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing. The report refers to a change in the method of accounting for income taxes and accounting for certain investments in debt and equity securities.

     Any financial statements and schedules hereafter incorporated by reference in the registration statement that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the SEC.

--------------------------------------------------------------------------------
                             AVAILABLE INFORMATION
--------------------------------------------------------------------------------

     The Stock Holding Company has filed with the SEC a registration statement (the "Registration Statement"), of which the Prospectus/Information Statement is a part, under the Securities Act. As permitted by the rules and regulations of the SEC, this Information Statement/Prospectus does not contain all of the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov that contains copies of reports, proxy and information statements and other information regarding registrants, including the Stock Holding Company, that file electronically with the SEC. The statements contained herein as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are of necessary brief descriptions thereof and are not necessarily complete. Each such statement is qualified by reference to such contract or document.

     The Bank is subject to the information, reporting and proxy statement requirements of the Exchange Act and, in accordance therewith and with the rules and regulations of the FDIC, files reports, proxy statements and other information with the FDIC. Copies of such materials may be obtained at prescribed rates from the FDIC. Upon completion of the Reorganization, the Stock Holding Company will become subject to the information, reporting and proxy statement requirements under the Exchange Act and in accordance therewith and the rules and regulations of the SEC will file reports, proxy statements and other information with the SEC. Such materials will be available for inspection and copying as described above.

--------------------------------------------------------------------------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
--------------------------------------------------------------------------------

     The following documents filed with the FDIC by the Bank pursuant to the Exchange Act and filed by the Stock Holding Company as exhibits to the Registration Statement, are incorporated by reference in this Prospectus/Information Statement:

     1. The Bank's Annual Report on Form F-2 for the year ended June 30, 1996;
        and

     2. The Bank's Quarterly Reports on Form F-4 for each of the quarterly periods ended September 30, 1996, December 31, 1996 and March 31, 1997.

     All documents and reports filed with the FDIC by the Bank pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Information Statement and prior to the completion of the Reorganization will also be filed with the SEC by the Stock Holding Company and shall be deemed to be incorporated by reference in this Prospectus/Information Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Information Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Information Statement.

     This Prospectus/Information Statement incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available upon request to each person to whom a copy of this Prospects/Information Statement is delivered, without charge, upon written or telephone request to Greg LaRocca, Secretary, Northwest Bancorp, Inc., 301 Second Avenue, Warren, Pennsylvania 16365-2353 (telephone number (814) 726-2140).

                              BY ORDER OF THE BOARD OF DIRECTORS



                              John O. Hanna
                              President and Chief Executive Officer
Warren, Pennsylvania
____________ __, 1997

                                   EXHIBIT A

                     AGREEMENT AND PLAN OF REORGANIZATION

                            NORTHWEST SAVINGS BANK

                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated May 15, 1996, is by and between NORTHWEST SAVINGS BANK, a Pennsylvania stock savings bank (the "Bank"); NORTHWEST BANCORP, INC., a to-be-formed Pennsylvania corporation (the "Stock Holding Company"); and NORTHWEST INTERIM SAVINGS BANK, a to-be-formed interim Pennsylvania stock savings bank ("Interim").

     The parties hereto desire to enter into this Agreement and Plan of Reorganization whereby the corporate structure of the Bank will be reorganized into the stock holding company form of ownership. As a result of the reorganization, immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock, par value $.10 per share, of the Bank will be held by the Stock Holding Company, and the holders of the issued and outstanding shares of common stock of the Bank will become the holders of the issued and outstanding shares of common stock of the Stock Holding Company.

     The reorganization of the Bank will be accomplished by the following steps:
(1) the formation of the Stock Holding Company as a wholly owned subsidiary of the Bank; (2) the formation of an interim Pennsylvania stock savings bank ("Interim"), which will be wholly owned by the Stock Holding Company; and (3) the merger of Interim into the Bank, with the Bank as the surviving corporation. Pursuant to such merger: (i) each of the issued and outstanding shares of common stock of the Bank will be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Stock Holding Company; (ii) each of the issued and outstanding shares of common stock of Interim will be converted automatically by operation of law into an equal number of issued and outstanding shares of common stock of the Bank; and (iii) the shares of common stock of the Stock Holding Company held by the Bank will be canceled.

     NOW, THEREFORE, in order to consummate this Agreement and Plan of Reorganization, and in consideration of the mutual covenants herein set forth, the parties agree as follows:


                                   ARTICLE I

                             MERGER OF INTERIM INTO
                          THE BANK AND RELATED MATTERS
                          ----------------------------

     1.1 On the Effective Date, Interim will be merged with and into the Bank (the "Merger") and the separate existence of Interim shall cease, and all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by Interim, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of the Bank. The Bank shall be deemed to be a continuation of Interim, and the Bank shall succeed to the rights and obligations of Interim.

     1.2 Following the Merger, the existence of the Bank shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a savings bank organized under Pennsylvania law. The Articles of Incorporation (the "Charter") and Bylaws of the Bank, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

     1.3 From and after the Effective Date, and subject to the actions of the Board of Directors of the Bank, the business presently conducted by the Bank (whether directly or through its subsidiaries) will continue to be conducted by it, as a wholly owned subsidiary of Stock Holding Company, and the present directors and officers of the Bank will continue in their present positions.
The home office and branch offices of the Bank in existence immediately prior to the Effective Date shall continue to be the home office and branch offices, respectively, of the Bank from and after the Effective Date.

                                 ARTICLE II

                              CONVERSION OF STOCK
                              -------------------

     2.1 The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the common stock of the Bank into common stock of the Stock Holding Company pursuant to this Agreement shall be as follows:

          A. On the Effective Date, each share of common stock, par value $.10 per share, of the Bank issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of common stock, par value $0.10 per share, of the Stock Holding Company (the "Stock Holding Company Common Stock"). Each share of common stock of Interim issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and become one share of common stock, $.10 par value per share, of the Bank and shall not be further converted into shares of the Stock Holding Company, so that from and after the Effective Date all of the issued and outstanding shares of common stock of the Bank shall be held by the Stock Holding Company.

          B. On the Effective Date, the current stock option plans and recognition plans of the Bank (collectively, the "Benefit Plans") shall automatically, by operation of law, be continued as Benefit Plans of the Bank and/or the Stock Holding Company. Each option to purchase shares of the Bank common stock under the Bank's stock option plan outstanding at that time will be automatically converted into an identical option, with identical price, terms and conditions, to purchase an identical number of shares of Stock Holding Company Common Stock in lieu of shares of the Bank common stock. The Stock Holding Company and the Bank may make appropriate amendments to the Benefit Plans to reflect the adoption of the Benefit Plans as the plans of the Stock Holding Company, without adverse effect on the Benefit Plans and their participants.

          C. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of the Bank common stock, shall, upon surrender of the same to the designated agent of the Bank, be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Stock Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section 2.1. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented shares of the Bank common stock shall be automatically deemed for all purposes to evidence the ownership of the equal number of whole shares of Stock Holding Company Common Stock. Former holders of shares of the Bank common stock will not be required to exchange their the Bank common stock certificates for new certificates evidencing the same number of shares of Stock Holding Company Common Stock. If in the future Stock Holding Company determines to effect an exchange of stock certificates, instructions will be sent to all holders of record of Stock Holding Company Common Stock.

          D. All shares of Stock Holding Company Common Stock into which shares of the Bank common stock shall have been converted pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

          E. On the Effective Date, the holders of certificates formerly representing the Bank common stock outstanding on the Effective Date shall cease to have any rights with respect to the common stock of the Bank, and their sole rights shall be with respect to the Stock Holding Company Common Stock into which their shares of the Bank common stock shall have been converted by the Merger.

                                  ARTICLE III

                                   CONDITIONS
                                   ----------

     3.1 The obligations of the Bank, Stock Holding Company and Interim to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:

          A. To the extent required by applicable law, rules, and regulations, the holders of the outstanding shares of the Bank common stock shall, at a meeting of the stockholders of the Bank duly called, have approved this Agreement by the affirmative vote of two-thirds of the outstanding shares of the Bank common stock.

          B. Any and all approvals from the Federal Reserve Board (the "FRB"), the Securities and Exchange Commission and any other state or federal governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Stock Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

          C. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its legal counsel, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the stockholders of the Bank upon the exchange of the Bank common stock held by them solely for Stock Holding Company Common Stock.


                                   ARTICLE IV

                                  TERMINATION
                                  -----------

     4.1 This Agreement may be terminated at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

     4.2 In the event of the termination of this Agreement pursuant to any of the foregoing provisions, no party shall have any further liability or obligation of any nature to any other party under this Agreement.


                                   ARTICLE V

                            EFFECTIVE DATE OF MERGER
                            ------------------------

     Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed this Agreement and such certificates or further documents as shall be required by Pennsylvania law to be filed with the Pennsylvania Secretary of State. Upon approval of the Merger by the Pennsylvania Department of Banking, and the filing of the Articles of Merger with the Pennsylvania Department of State, the Merger and other transactions contemplated by this Agreement shall become effective. The Effective Date for all purposes hereunder shall be the date of such filing with the Pennsylvania Department of State.

                                  ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

     6.1 Any of the terms or conditions of this Agreement, which may legally be waived, may be waived at any time by any party hereto that is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

     6.2 Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to the Bank, the Stock Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of the Bank, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to the Bank, the Stock Holding Company or their stockholders.

     6.3 This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.

                              NORTHWEST SAVINGS BANK


                              By:  /s/ John O. Hanna
                                   -----------------------------------
                                   John O.  Hanna
                                   President and Chief Executive Officer



                              NORTHWEST BANCORP, INC.


                              By:  /s/ John O. Hanna
                                   -----------------------------------
                                   John O. Hanna
                                   President and Chief Executive Officer


                              NORTHWEST INTERIM SAVINGS BANK
                              (IN FORMATION)


                              By:  /s/ John O. Hanna
                                   -----------------------------------
                                   John O. Hanna
                                   President and Chief Executive Officer

                                   EXHIBIT B

                            NORTHWEST BANCORP, INC.
                           ARTICLES OF INCORPORATION

                           ARTICLES OF INCORPORATION
                                       OF
                            NORTHWEST BANCORP, INC.

                                   ARTICLE I
                                      NAME

     The name of the corporation is Northwest Bancorp, Inc. (hereinafter referred to as the "Corporation").

                                   ARTICLE II
                               REGISTERED OFFICE

     The address of the initial registered office of the Corporation in the Commonwealth of Pennsylvania is Liberty and Second Streets, Warren, PA 16365-2353.


                                  ARTICLE III
                               NATURE OF BUSINESS

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the "BCL"). The Corporation is incorporated under the provisions of the BCL.

                                   ARTICLE IV
                                 CAPITAL STOCK

     A. AUTHORIZED AMOUNT. The total number of shares of capital stock which the Corporation has authority to issue is 110,000,000, of which 10,000,000 shall be serial preferred stock, par value $.10 per share (hereinafter the "Preferred Stock"), and 100,000,000 shall be common stock, par value $.10 per share (hereinafter the "Common Stock"). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor.

     B. COMMON STOCK. Except as provided in this Article IV (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power of the Corporation shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder's name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the

Corporation after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

     C. AUTHORITY OF BOARD TO FIX TERMS OF PREFERRED STOCK. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of the Preferred Stock or any series thereof that may be desired.

     D. PREEMPTIVE RIGHTS. Except as may be provided in a resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, no holder of shares of capital stock of the Corporation as such shall have any preemptive or preferential right to purchase or subscribe to any part of any new or additional issue of capital stock of any class whatsoever of the Corporation, or of securities convertible into capital stock of any class whatsoever, whether now or hereafter authorized or issued.

                                   ARTICLE V
                                  INCORPORATOR

     The name of the sole incorporator is Northwest Savings Bank, the mailing address of the sole incorporator is Liberty and Second Streets, Warren, Pennsylvania 16365-2353, and the number and class of shares for which the sole incorporator has subscribed is 100 shares of common stock.

                                   ARTICLE VI
                                   DIRECTORS

     A. DIRECTORS AND NUMBER OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. Except as otherwise increased from time to time by the exercise of the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors of the Corporation shall be as set forth in the Corporation's Bylaws, as may be amended from time to time.

     B. CLASSIFICATION AND TERM. The Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. The term of office of the initial directors shall be as follows: the term of directors of the first class shall expire at the first annual meeting of stockholders after the effective date of these Articles of Incorporation; the term of office of the directors of the second class shall expire at the second annual meeting of stockholders after the effective date of these Articles of Incorporation; and the term of office of the third class shall expire at the third annual meeting of stockholders after the effective date of these Articles of Incorporation; and, as to directors of each class, when their respective successors are elected and qualified. At each annual meeting of stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders (except to the extent necessary to ensure that the Board of Directors shall be divided into three classes as nearly equal in number as possible) and when their respective successors are elected and qualified.

     C. NO CUMULATIVE VOTING. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

     D.   VACANCIES. Except as otherwise fixed pursuant to the provisions of
Article IV hereof relating to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

     E. REMOVAL. Except as otherwise required by law, and subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office by stockholders only for cause and only upon the affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to the Corporation.

                                  ARTICLE VII
               MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

     A. SPECIAL MEETING OF STOCKHOLDERS. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders may be called only by the Board of Directors of the Corporation pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

     B. ACTION WITHOUT A MEETING. An action permitted to be taken by the stockholders of the Corporation at a meeting of stockholders may be taken without a meeting only if a unanimous written consent setting forth the action so taken is signed by all stockholders who would be entitled to vote at a meeting for such purpose and such consent is filed with the Secretary of the Corporation as part of the corporate records.

     C. ADVANCE NOTICE BY STOCKHOLDERS. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                  ARTICLE VIII
                      LIABILITY OF DIRECTORS AND OFFICERS


     A. PERSONAL LIABILITY FOR MONETARY DAMAGES. The personal liabilities of the directors and officers of the Corporation for monetary damages for conduct in their capacities as such shall be eliminated to the fullest extent permitted by the BCL as it exists on the effective date of these Articles of Incorporation or as such law may be thereafter in effect, and in no event shall a director be personally liable, as such, for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This section A of Article VIII shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to Federal, State, or local law.

     B. AMENDMENTS. No amendment, modification or repeal of this Article VIII, nor the adoption of a provision of these Articles of Incorporation inconsistent with this Article VIII, shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification, repeal or adoption.

                                   ARTICLE IX
                   RESTRICTIONS ON OFFERS AND ACQUISITIONS OF
                      THE CORPORATIONS' EQUITY SECURITIES

     A.   DEFINITIONS.

     (a)  ACQUIRE.   The term "Acquire" includes every type of acquisition,
whether effected by purchase, exchange, operation of law or otherwise.

     (b) ACTING IN CONCERT. The term "Acting in Concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     (c)  AFFILIATE.   An "Affiliate" of, or a Person "affiliated with" a
specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified.

     (d) ASSOCIATE. The term "Associate" used to indicate a relationship with any Person means:

          (i) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation), or any subsidiary or parent thereof, of which such Person is a director, officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class or equity securities;

          (ii) Any trust or other estate in which such Person has a 10% or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Corporation or a Subsidiary of the Corporation in which such Person has a 10% or greater beneficial interest or serves as a trustee or in a similar fiduciary capacity.

          (iii) Any relative or spouse of such Person (or any relative of such spouse) who has the same home as such Person or who is a director of officer of the Corporation or a Subsidiary of the Corporation (or any subsidiary or parent thereof); or

          (iv) Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment advisor.

     (e)  BENEFICIAL OWNER (INCLUDING BENEFICIALLY OWNED).   A Person shall be
considered the "Beneficial Owner" of any shares of stock (whether or not owned of record):

          (i) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (A) voting power, including the power to vote or to direct the voting of such shares of stock, and/or (B) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

          (ii) Which such Person or any Affiliate or Associate of such Person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (B) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or

          (iii) Which are Beneficially Owned within the meaning of (i) or (ii) of this Article IX(A)(e) by any other Person with which such first-mentioned Person or any of its Affiliates or Associates either (A) has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial part, of the assets or business of the Corporation or a Subsidiary of the Corporation, or (B) is Acting in Concert. For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article IX of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this Article IX(A)(e), but shall not include any other Voting Shares which may be issuable in such manner.

     (f)  OFFER.   The term "Offer" shall mean every offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term "Offer" shall not include (i) inquiries directed solely to the management of the Corporation and not intended to be communicated to stockholders which are designed to elicit an indication of management's receptivity to the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price, or (ii) non-binding expressions of understanding or letters of intent with the management of the Corporation regarding the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price.

     (g)  PERSON.   The term "Person" shall mean any individual, partnership,
corporation, association, trust, group or other entity. When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, associate or group shall be deemed a "Person".

     (h)  SUBSTANTIAL PART.   The term "Substantial Part" as used with reference
to the assets of the Corporation or of any Subsidiary means assets having a value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year ending prior to the time the determination is being made.

     (i) SUBSIDIARY. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Person in question.

     (j)  VOTING SHARES.   "Voting Shares" shall mean shares of the Corporation
entitled to vote generally in an election of directors.

     (k)  CERTAIN DETERMINATIONS WITH RESPECT TO ARTICLE IX.   A majority of the
directors shall have the power to determine for the purposes of this Article IX, on the basis of information known to them and acting in good faith: (A) the number of Voting Shares of which any Person is the Beneficial Owner; (B) whether a Person is an Affiliate or Associate of another; (C) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial Owner" as hereinabove defined; and (D) such other matters with respect to which a determination is required under this
Article IX.

     (l) DIRECTORS, OFFICERS OR EMPLOYEES. Directors, officers or employees of the Corporation or any Subsidiary thereof shall not be deemed to be a group with respect to their individual acquisitions of any class of equity securities of the Corporation solely as a result of their capacities as such.

     B. RESTRICTIONS. No Person other than Northwest Bancorp, MHC, shall directly or indirectly Offer to acquire or acquire the Beneficial Ownership of
(i) more than 10% of the issued and outstanding shares of any class of an equity security of the Corporation, or (ii) any securities convertible into, or exercisable for, any equity securities of the Corporation if, assuming conversion or exercise by such Person of all securities of which such Person is the Beneficial Owner which are convertible into, or exercisable for, such equity securities (but no securities convertible into, or exercisable for, such equity securities of which such Person is not the Beneficial Owner), such Person would be the Beneficial Owner of more than 10% of any class of any equity security of the Corporation.

     C. EXCLUSIONS. The foregoing restrictions shall not apply to (i) any Offer with a view toward public resale made exclusively to the Corporation by underwriters or a selling group acting on its behalf, (ii) any tax qualified employee benefit plan or arrangement established by the Corporation or a Subsidiary of the Corporation and any trustee of such a plan or arrangement, and
(iii) any other Offer or acquisition approved in advance by the affirmative vote of 80% of the members of the Corporation's Board of Directors then in office.

     D.   REMEDIES.   In the event that shares are acquired in violation of this
Article IX, all shares Beneficially Owned by any Person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as Voting Shares in connection with any matters submitted to stockholders for a vote.

                                   ARTICLE X
                                   AMENDMENT

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribe by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and, to the extent required by applicable law, thereafter is approved by the holders of a majority (except as provided below) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision of Articles VI, VII, VIII, IX and X hereof which is not approved by the affirmative vote of 80% of the Corporation's Board of Directors then in office.

     THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania through these Articles of Incorporation, has caused these Articles of Incorporation to be signed by its President and Chief Executive Officer, who hereby declares and certifies that the facts herein stated are true and who has hereunto set his hand this 6th day of May, 1997.


ATTEST                             NORTHWEST SAVINGS BANK



/s/ Gregory C. LaRocca             By:  /s/ John O. Hanna
------------------------------          -----------------------------------
Gregory C. LaRocca, Secretary           John O. Hanna, President
                                          and Chief Executive Officer

                                   EXHIBIT C

                            NORTHWEST BANCORP, INC.
                                     BYLAWS

                                   BYLAWS OF
                            NORTHWEST BANCORP, INC.

                                   ARTICLE I
                                    OFFICES

     1.1  REGISTERED OFFICE AND REGISTERED AGENT. The registered office of
          --------------------------------------
Northwest Bancorp, Inc. ("Corporation") shall be located in the Commonwealth of Pennsylvania at such place as may be fixed from time to time by the Board of Directors upon filing of such notices as may be required by law, and the registered agent shall have a business office identical with such registered office.

     1.2  OTHER OFFICES. The Corporation may have other offices within or
          -------------
outside the Commonwealth of Pennsylvania at such place or places as the Board of Directors may from time to time determine.

                                  ARTICLE II
                            STOCKHOLDERS' MEETINGS

     2.1  PLACE OF MEETING. All meetings of the stockholders shall be held at
          ----------------
such place within or without the Commonwealth of Pennsylvania as shall be determined by the Board of Directors.

     2.2  ANNUAL AND SPECIAL MEETINGS.  The annual meeting of the stockholders
          ---------------------------
for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year on the third Wednesday of October at the hour of 10:00 a.m. if not a legal holiday, and if a legal holiday, then on the day following, at the same hour, or at such other date and time as may be determined by the Board of Directors and stated in the notice of such meeting. Special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

     2.3  ORGANIZATION AND CONDUCT.  Each meeting of the stockholders shall be
          ------------------------
presided over by the President, or if the President is not present, by any Executive or Senior Vice President or such other person as the directors may determine. The Secretary, or in his absence a temporary Secretary, shall act as secretary of each meeting of the stockholders. In the absence of the Secretary and any temporary Secretary, the chairman of the meeting may appoint any person present to act as secretary of the meeting. The chairman of any meeting of the stockholders, unless prescribed by law or regulation or unless the Board of Directors has otherwise determined, shall determine the order of the business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussions as shall be deemed appropriate by him in his sole discretion.

     2.4  NOTICE.
          ------

     (a) Written notice of every meeting of stockholders shall be given by, or at the direction of, the Secretary of the Corporation or other authorized person to each stockholder of record entitled to vote at the meeting at least (i) ten days prior to the date named for a meeting that will consider a fundamental change under Chapter 19 of the Pennsylvania Business Corporation Law ("BCL"), or any successor thereto, or (ii) five days prior to the date named for a meeting in any other case. A notice of meeting shall specify the place, date and hour of the meeting and in the case of a special meeting the general nature of the business to be transacted thereat, as well as any other information required by law.

     (b) When a meeting of stockholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting or notice of the business to be transacted is required to be given by applicable law and such notice previously has not been given.

     2.5  RECORD DATE. The Board of Directors may fix in advance a record date
          -----------
for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, such date to be not more than ninety (90) days and not less than (i) ten (10) days in the case of a meeting that will consider a fundamental change under Chapter 19 of the BCL, or any successor thereto, or (ii) five (5) days in the case of a meeting for any other purpose, prior to the date of the meeting established by the Board of Directors.

     2.6  VOTING LIST. The office or agent having charge of the transfer books
          -----------
for shares of the Corporation shall make a complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order, with the address of and number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting for the purposes thereof.

     2.7  QUORUM. Except as otherwise required by law:
          ------

     (a) The presence in person or by proxy of stockholders entitled to vote at least a majority of the votes that all stockholders are entitled to cast on a particular matter to be acted upon at a meeting of stockholders (after giving effect to Article IX of the Corporation's Articles of Incorporation) shall constitute a quorum for the purposes of consideration and action on the matter. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time. If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

     (b) The stockholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the general withdrawal of enough stockholders to leave less than a quorum.

     2.8  VOTING OF SHARES.
          ----------------

     (a) Except as otherwise provided in these Bylaws or to the extent that voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation, each stockholder, on each matter submitted to a vote at a meeting of stockholders, shall have one vote for each share of stock registered in his name on the books of the Corporation.

     (b) Except as otherwise provided by the Articles of Incorporation, by law or by paragraph (c) of this Section 2.8, any corporate action to be taken by vote of the stockholders of the Corporation shall be authorized by receiving the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon and, if any stockholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by stockholders entitled to vote as a class.

     (c) Directors are to be elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. If, at any meeting of the stockholders, due to a vacancy or vacancies or otherwise, directors of more than one class of the Board of Directors are to be elected, each class of directors to be elected at the meeting shall be elected in a separate election by a plurality vote.

     2.9  PROXIES. Every stockholder entitled to vote at a meeting of
          -------
stockholders may authorize another person to act for him by a proxy duly executed by the stockholder or his duly authorized attorney-in-fact. The presence of, or vote or other action at a meeting of stockholders, by a proxy of a stockholder shall constitute the presence of, or vote or other action by the stockholder for all purposes. No proxy shall be valid after three years from the date of execution unless a longer time is expressly provided therein.

     2.10 PROPOSALS. At an annual meeting of the stockholders, only such
          ---------
business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than ninety (90) days prior to the anniversary date of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation or, in the case of the first annual meeting of stockholders of the Corporation following its acquisition of all of the outstanding capital stock of Northwest Savings Bank, ninety days prior to the anniversary date of the mailing of proxy materials by Northwest Savings Bank in connection with the immediately preceding annual meeting of Northwest Savings Bank prior to such acquisition. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this
Article II, Section 2.10, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations.

     2.11 JUDGES OF ELECTION.
          ------------------

     (a) For each meeting of stockholders, the Board of Directors may appoint judges of election, who need not be stockholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any stockholder shall, appoint judges of election at the meeting. The number of judges shall be one or three. A person who is a candidate for office to be filled at the meeting shall not act as a judge.

     (b) The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all stockholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

                                  ARTICLE III
                              BOARD OF DIRECTORS

     3.1  NUMBER AND POWERS. The business affairs of the Corporation shall be
          -----------------
managed under the direction of a Board of Directors of not less than five (5) nor more than fifteen (15), as set from time to time by resolution of the Board of Directors. Directors need not be stockholders or residents of the Commonwealth of Pennsylvania. In addition to the powers and authorities expressly conferred upon it by these Bylaws and the Articles of Incorporation, all such powers of the Corporation as are not by statute or by the Corporation's Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders may be exercised by or under the authority of the Board of Directors.

     3.2  CLASSIFICATION AND TERMS. The classification and terms of the
          ------------------------
directors shall be as set forth in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same effect as if they were set forth herein.

     3.3  VACANCIES. All vacancies in the Board of Directors shall be filled in
          ---------
the manner provided in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same effect as if they were set forth herein.

     3.4  REMOVAL OF DIRECTORS. Directors may be removed in the manner provided
          --------------------
in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same effect as if they were set forth herein.

     3.5  REGULAR MEETINGS. Regular meetings of the Board of Directors or any
          ----------------
committee may be held without notice at the principal place of business of the Corporation or at such other place or places, either within or without the Commonwealth of Pennsylvania, as the Board of Directors or such committee, as the case may be, may from time to time appoint or as may be designated in the notice of the meeting. A regular meeting of the Board of Directors shall be held without notice immediately after the annual meeting of stockholders.

     3.6  SPECIAL MEETINGS.
          ----------------

          (a) Special meetings of the Board of Directors may be called at any time by the President or by a majority of the authorized number of directors, to be held at the principal place of business of the Corporation or at such other place or places as the Board of Directors or the person or persons calling such meeting may from time to time designate. Written notice of all special meetings of the Board of Directors shall be given to each director by five days' service of the same. Such notice need not specify the business to be transacted at, nor the purpose of, the meeting.

          (b) Special meetings of any committee may be called at any time by such person or persons and with such notice as shall be specified for such committee by the Board of Directors, or in the absence of such specification, in the manner and with the notice required for special meetings of the Board of Directors.

     3.7  ACTION OF DIRECTORS BY COMMUNICATIONS EQUIPMENT. One or more persons
          -----------------------------------------------
may participate in a meeting of directors, or of a committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     3.8  QUORUM OF AND ACTION BY DIRECTORS. A majority of the Board of
          ---------------------------------
Directors then in office shall be necessary at all meetings to constitute a quorum for the transaction of business and the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors. Every director of the Corporation shall be entitled to one vote.

     3.9  REGISTERING DISSENT. A director who is present at a meeting of the
          -------------------
Board of Directors or of a committee thereof, at which action on a corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to such action unless his dissent is entered in the minutes of the meeting, or unless he files his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof, or unless he delivers his dissent in writing to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

     3.10 ACTION BY DIRECTORS WITHOUT A MEETING. Any action which may be taken
          -------------------------------------
at a meeting of the directors, or of a committee thereof, may be taken without a meeting if prior or subsequent to the action a consent or consents in writing setting forth the action so taken or to be taken is signed by all of the directors in office, or by all of the members of the committee as the case may be, and filed with the Secretary of the Corporation. Such consent shall have the same effect as a unanimous vote.

     3.11 COMPENSATION OF DIRECTORS. The Board of Directors shall have the
          -------------------------
authority to fix the compensation of directors for their services as directors and a director may be a salaried officer of the Corporation.

     3.12 NOMINATIONS OF DIRECTORS. Subject to the rights of holders of any
          ------------------------
class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or committee appointed by the Board of Directors or by any stockholder entitled to vote generally in an election of directors. However, any stockholder entitled to vote generally in an election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid to the Secretary of the Corporation not later than (i) ninety (90) days prior to the anniversary date of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation or, in the case of the first annual meeting of stockholders of the Corporation following its acquisition of all of the outstanding capital stock of Northwest Savings Bank, ninety (90) days prior to the anniversary date of the mailing of proxy materials by Northwest Savings Bank in connection with the immediately preceding annual meeting of Northwest Savings Bank prior to such acquisition, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholders; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

                                  ARTICLE IV
                        EXECUTIVE AND OTHER COMMITTEES

     4.1  EXECUTIVE COMMITTEE.
          -------------------

     (a) The Board of Directors may appoint from the Board of Directors an Executive Committee of not less than three (3) members, and may delegate to such committee, except as otherwise provided by law or the Articles of Incorporation, the powers of the Board of Directors in the management of the business and affairs of the Corporation in the intervals between meetings of the Board of Directors in all cases in which specific directions shall not have been given by the Board, as well as the power to authorize the seal of the Corporation to be affixed to all papers which may require it, provided, however, that the Executive Committee shall not have the power or authority of the Board of Directors with respect to the following: the submission to stockholders of any action requiring approval of stockholders by law; the creation or filling of vacancies in the Board of Directors; the adoption, amendment or repeal of the Articles of Incorporation or these Bylaws; the amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors; action on matters committed by these Bylaws or resolution of the Board of Directors to another committee of the Board of Directors; the declaration of dividends; and approval of a transaction in which any member of the Executive Committee, directly or indirectly, has any material beneficial interest.

     (b) Meetings of the Executive Committee shall be held at such times and places as the Chairman of the Executive Committee may determine. The Executive Committee, by a vote of a majority of its members, may appoint a Chairman and fix its rules of procedure, determine its manner of acting and specify what notice, if any, of meetings shall be given, except as otherwise set forth in these Bylaws or as the Board of Directors shall by resolution otherwise provide.

     (c) The Executive Committee shall keep minutes of all business transacted by it. All completed action by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action or at its meeting held in the month following the taking of such action, and shall be subject to revision or alteration by the Board of Directors.

     4.2  AUDIT COMMITTEE. The Board of Directors shall designate not less than
          ---------------
three (3) members of the Board of Directors who are not employed by the Corporation to constitute an Audit Committee, which shall receive and evaluate internal and independent auditor's reports, monitor the Corporation's adherence in accounting and financial reporting to generally accepted accounting principles and perform such other duties as may be delegated to it by the Board of Directors. Meetings of the Audit Committee shall be held at such times and places as the Chairman of the Audit Committee may determine. The Audit Committee, by a vote of a majority of its members, may fix its rules of procedure, determine its manner of acting and specify what notice, if any, of meetings shall be given, except as otherwise set forth in these Bylaws or as the Board of Directors shall by resolution otherwise provide.

     4.3  OTHER COMMITTEES. The Board may, by resolutions passed by a majority
          ----------------
of the Board of Directors, designate members of the Board to constitute other committees, which shall in each case consist of one or more directors and shall have and may execute such powers as may be determined and specified in the respective resolutions appointing them. A majority of all the members of any such committee may fix its rules of procedure, determine its manner of acting and fix the time and place of its meetings and specify what notice thereof, if any, shall be given, except as otherwise set forth in these Bylaws or as the Board of Directors shall by resolution otherwise provide.

     4.4  TERM. A majority of the Board of Directors shall have the power to
          ----
change the membership of any committee of the Board of Directors at any time, to fill vacancies therein and to discharge any such committee or to remove any member thereof, either with or without cause, at any time.

                                   ARTICLE V
                                   OFFICERS

     5.1  DESIGNATIONS. The Board of Directors shall annually appoint a Chairman
          ------------
of the Board, a President a Secretary, a Treasurer and such other officers as the Board of Directors may from time to time deem appropriate.

     5.2  POWERS AND DUTIES. The officers of the Corporation shall have such
          -----------------
authority and perform such duties as are specified in these Bylaws and as the Board of Directors may from time to time authorize or determine. In the absence of action by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices.

     5.3  CHAIRMAN OF THE BOARD. The Chairman of the Board, who shall be chosen
          ---------------------
from among the directors, shall preside at all meetings of the Board of Directors and stockholders. He shall supervise the carrying out of the policies adopted or approved by the Board of Directors.

     5.4  PRESIDENT. The President shall in the absence of the Chairman of the
          ---------
Board preside at all meetings of the Board of Directors and stockholders. The President shall have general executive powers and shall have and may exercise any and all other powers and duties pertaining by law, regulations or practice to the office of President, or imposed by these Bylaws.

     5.5  SECRETARY. The Secretary shall keep the minutes of the meetings of the
          ---------
stockholders and the Board of Directors and shall give notice of all such meetings as required in these bylaws, the Corporation's Articles of Incorporation or by law. The Secretary shall have custody of such minutes, the seal of the Corporation and the stock certificate records of the Corporation, except to the extent some other person is authorized to have custody and possession thereof by a resolution of the Board of Directors.

     5.6  TREASURER. The Treasurer shall keep, or cause to be kept, the fiscal
          ---------
accounts of the Corporation, including an account of all monies received or disbursed.

     5.7  TERM; REMOVAL. Each officer of the Corporation shall hold office for a
          -------------
term of one year and until his successor has been selected and qualified or until his earlier death, resignation or removal. Any officer or agent of the Corporation may be removed at any time, with or without cause, by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

     5.8  COMPENSATION. The officers of the Corporation shall receive such
          ------------
salary or compensation as may be determined by or under authority of the Board of Directors.

     5.9  DELEGATION. In the case of absence or inability to act of any officer
          ----------
of the Corporation and of any person herein authorized to act in his place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer or any director or other person whom it may select.

     5.10 VACANCIES. Vacancies in any office arising from any cause may be
          ---------
filled by the Board of Directors at any regular or special meeting of the Board.

     5.11 BONDS. The Board of Directors may, by resolution, require any and all
          -----
of the officers to give bonds to the Corporation, with sufficient surety or sureties, conditioned for the faithful performance of the duties of their respective offices, and to comply with such other conditions as may from time to time be required by the Board of Directors.

                                  ARTICLE VI
                                INDEMNIFICATION

     6.1  THIRD PARTY ACTIONS. The Corporation shall indemnify any person who
          -------------------
was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

     6.2  DERIVATIVE AND CORPORATE ACTIONS. The Corporation shall indemnify any
          --------------------------------
person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent. Indemnification shall not be made under this Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     6.3  MANDATORY INDEMNIFICATION. To the extent that a representative of the
          -------------------------
Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     6.4  PROCEDURE FOR EFFECTING INDEMNIFICATION. Unless ordered by a court,
          ---------------------------------------
any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3)  by the stockholders.

     6.5  ADVANCING EXPENSES. Expenses (including attorneys' fees) incurred in
          ------------------
defending any action or proceeding referred to in this Article VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI or otherwise.

     6.6  INSURANCE. The Corporation shall have the power to purchase and
          ---------
maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this
Article VI.

     6.7  MODIFICATION. The duties of the Corporation to indemnify and to
          ------------
advance expenses to a director or officer provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

                                  ARTICLE VII
                                 CAPITAL STOCK

     7.1  CERTIFICATES. Certificates of stock shall be issued in numerical
          ------------
order, and each stockholder shall be entitled to a certificate signed by the President or a Vice President, and the Secretary or the Treasurer, or in such other manner as the Corporation may determine and may be sealed with the seal of the Corporation or a facsimile thereof. The signatures of such officers may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. If an officer who has signed or whose facsimile signature has been placed upon such certificate ceases to be an officer before the certificate is issued, it may be issued by the Corporation with the same effect as if the person were an officer on the date of issue. Each certificate of stock shall state:

          (a) that the Corporation is incorporated under the laws of the Commonwealth of Pennsylvania;

          (b)  the name of the person to whom issued;

          (c) the number and class of shares and the designation of the series, if any, which such certificate represents; and

          (d) the par value of each share represented by such certificate, or a statement that such shares are without par value.

     7.2  TRANSFERS.
          ---------

          (a) Transfers of stock shall be made only upon the stock transfer books of the Corporation, kept at the registered office of the Corporation or at its principal place of business, or at the office of its transfer agent or registrar, and before a new certificate is issued the older certificate shall be surrendered for cancellation. The Board of Directors may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfers of shares therein.

          (b) Shares of stock shall be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate or an assignment separate from the certificate, or by a written power of attorney to sell, assign and transfer the same, signed by the holder of said certificate. No shares of stock shall be transferred on the books of the Corporation until the outstanding certificates therefor have been surrendered to the Corporation.

     7.3  REGISTERED OWNER. Registered stockholders shall be treated by the
          ----------------
Corporation as the holders in fact of the stock standing in their respective names and the Corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided below or by the laws of the Commonwealth of Pennsylvania. The Board of Directors may adopt by resolution a procedure whereby a stockholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the name of such stockholder are held for the account of a specified person or persons. The resolution shall set forth:

          (a)  The classification of shareholder who may certify;

          (b)  The purpose or purposes for which the certification may be made;

          (c) The form of certification and information to be contained therein;

          (d) If the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and

          (e) Such other provisions with respect to the procedure as are deemed necessary or desirable.

     Upon receipt by the Corporation of a certification complying with the above requirements, the persons specified in the certification shall be deemed, for the purpose or purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the stockholder making the certification.


     7.4  MUTILATED, LOST OR DESTROYED CERTIFICATES. In case of any mutilation,
          -----------------------------------------
loss or destruction of any certificate of stock, another may be issued in its place upon receipt of proof of such mutilation, loss or destruction. The Board of Directors may impose conditions on such issuance and may require the giving of a satisfactory bond or indemnity to the Corporation in such sum as they might determine, or establish such other procedures as they deem necessary.

     7.5  FRACTIONAL SHARES OF SCRIP. The Corporation may: (a) issue fractions
          --------------------------
of a share which shall entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation; (b) arrange for the disposition of fractional interests by those entitled thereto; (c) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such shares are determined; or (d) issue scrip in registered or bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip aggregating a full share.

                                 ARTICLE VIII
                           FISCAL YEAR; ANNUAL AUDIT

     The fiscal year of the Corporation shall end on the 30th day of June of each year. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the Board of Directors or the Audit Committee of the Board of Directors. The appointment of such accountants shall be subject to annual ratification by the stockholders.

                                  ARTICLE IX
                             DIVIDENDS AND FINANCE

     9.1  DIVIDENDS. Dividends may be declared by the Board of Directors and
          ---------
paid by the Corporation in accordance with the conditions and subject to the limitations imposed by the laws of the Commonwealth of Pennsylvania. The Board of Directors may declare dividends payable only to stockholders of record at the close of business on any business day not more than (90) days prior to the date on which the dividend is paid.

     9.2  DEPOSITORIES. The monies of the Corporation shall be deposited in the
          ------------
name of the Corporation in such bank or banks or trust company or trust companies as the Board of Directors shall designate, and shall be drawn out only by check or other order for payment of money signed by such persons and in such manner as may be determined by resolution of the Board of Directors.

                                   ARTICLE X
                                    NOTICES

     10.1 NOTICE. Whenever written notice is required to be given to any person
          ------
pursuant to these Bylaws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answerback received) or courier service, charges prepaid, or by facsimile transmission, to his address (or to his telex, TWX or facsimile number), in the case of stockholders, appearing on the books of the Corporation or, in the case of directors, supplied by them to the Corporation for the purpose of notice or, in the case of the Corporation, at the address of its principal executive offices. If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, when dispatched.

     10.2 WRITTEN WAIVER OF NOTICE. Whenever any written notice is required to
          ------------------------
be given under these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of a meeting need be specified in the waiver of notice of the meeting.

     10.3 WAIVER OF NOTICE BY ATTENDANCE. Attendance of a person at any meeting
          ------------------------------
shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

                                  ARTICLE XI
                                     SEAL

     The corporate seal of the Corporation shall be in such form and bear such inscription as may be adopted by resolution of the Board of Directors, or by usage of the officers on behalf of the Corporation.

                                  ARTICLE XII
                               BOOKS AND RECORDS

     The Corporation shall keep correct and complete books and records of account and shall keep minutes and proceedings of meetings of its stockholders and Board of Directors; and it shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of the shares held by each. Any books, records and minutes may be in written form or any other form capable of being converted into written form within a reasonable time.

                                 ARTICLE XIII
                                  AMENDMENTS

     The Board of Directors, to the extent permitted by law, or stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, provided that the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision of these Bylaws which is inconsistent with
Article VI, VII, VIII, IX and X of the Articles of Incorporation of the Corporation and which is not approved by the affirmative vote of 80% of the members of the Corporation's Board of Directors then in office.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article VI of the Registrant's Articles of Incorporation provides for the following indemnification for Directors and Officers.

     6.1  THIRD PARTY ACTIONS. The Corporation shall indemnify any person who
          -------------------
was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

     6.2  DERIVATIVE AND CORPORATE ACTIONS. The Corporation shall indemnify any
          --------------------------------
person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent. Indemnification shall not be made under this Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     6.3  MANDATORY INDEMNIFICATION. To the extent that a representative of the
          -------------------------
Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     6.4  PROCEDURE FOR EFFECTING INDEMNIFICATION. Unless ordered by a court,
          ---------------------------------------
any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3)  by the stockholders.

     6.5  ADVANCING EXPENSES. Expenses (including attorneys' fees) incurred in
          ------------------
defending any action or proceeding referred to in this Article VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI or otherwise.

     6.6  INSURANCE. The Corporation shall have the power to purchase and
          ---------
maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this
Article VI.

     6.7  MODIFICATION. The duties of the Corporation to indemnify and to
          ------------
advance expenses to a director or officer provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits and financial statements filed as part of this Registration Statement are as follows:

     (a)  Exhibits

          The Index of Exhibits immediately precedes the attached Exhibits.

     (b)  Financial Statements

          Not applicable.

     (c)  Report or Appraisal

          Not applicable.

ITEM 22.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Warren, Pennsylvania, on July 15, 1997.

                              NORTHWEST BANCORP, INC.


                              By:  /s/ John O. Hanna
                                   --------------------------------------
                                   John O. Hanna, President and
                                     Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned Directors of Northwest Bancorp, Inc. severally constitute and appoint John O. Hanna with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said John O. Hanna may deem necessary or advisable to enable Northwest Bancorp, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 relating to the offering of Northwest Bancorp, Inc. Common Stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said John O. Hanna shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


By: /s/ John O. Hanna                  By: /s/ William J. Wagner
    ---------------------------------      -----------------------------------
    John O. Hanna, President, Chief        William J. Wagner, Executive Vice
     Executive Officer and Director         President, Chief Financial Officer,
      (Principal Executive Officer)         Chief Operating Officer and Director
                                           (Principal Financial and Accounting
                                           Officer)

Date: July 15, 1997                    Date: July 15, 1997


By: /s/ Richard L. Carr                By: /s/ Thomas K. Creal, III
    --------------------------------       -----------------------------------
    Richard L. Carr, Director              Thomas K. Creal, III, Director

Date: July 15, 1997                    Date: July 15, 1997


By: /s/ John J. Doyle                  By: /s/ Robert G. Ferrier
    --------------------------------       -----------------------------------
    John J. Doyle, Director                Robert G. Ferrier,  Director

Date: July 15, 1997                    Date: July 15, 1997


By:  /s/ Richard E. McDowell           By: /s/ Joseph T. Stadler
     -------------------------------       -----------------------------------
     Richard E. McDowell, Director         Joseph T. Stadler, Director

Date: July 15, 1997                    Date: July 15, 1997


By:  /s/ Walter J. Yahn                By: /s/ John S. Young
     -------------------------------       -----------------------------------
     Walter J. Yahn, Director              John S. Young, Director

Date: July 15, 1997                    Date: July 15, 1997

                                 EXHIBIT INDEX

  Exhibit
  Number       Description of Document
  ------       -----------------------
  2              Agreement and Plan of Reorganization (Incorporated herein by reference to Exhibit A of Prospectus/Information Statement)

  3.1            Articles of Incorporation of Northwest Bancorp, Inc.
                 (Incorporated herein by reference of Exhibit B to Prospectus/Information Statement)

  3.2 Bylaws of Northwest Bancorp, Inc. (Incorporated herein by reference to Exhibit C of Prospectus/Information Statement)

  4              Form of Stock Certificate of Northwest Bancorp, Inc.

  5.1            Form of Opinion of Luse Lehman Gorman Pomerenk & Schick, A
                 Professional Corporation regarding legality of securities

  5.2            Form of Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, A
                 Professional Corporation

  10.1           Deferred Compensation Plan for Directors, as amended

  10.2           Retirement Plan for Outside Directors

  10.3           Northwest Savings Bank Nonqualified Supplemental Retirement
                 Plan

  10.4           Employment Agreement between the Bank and John O. Hanna,
                 President and Chief Executive Officer, as amended

  10.5           Northwest Savings Bank and Northwest Bancorp, MHC Stock
                 Option Plan

  10.6           Recognition and Retention Plan for Employees and Outside
                 Directors

  21             Subsidiaries of the Registrant

  24.1           Consent of Luse Lehman Gorman Pomerenk & Schick, A Professional
                 Corporation (Contained in its opinion filed as Exhibit 5.1)

  24.2           Consent of KPMG Peat Marwick LLP

  24.3 Power of Attorney (Incorporated herein by reference to the signature page of this registration statement)

  99.1 Northwest Savings Bank Annual Report on Form F-2 for fiscal year ended June 30, 1996.

  99.2 Northwest Savings Bank quarterly report on Form F-4 for fiscal quarter ended September 30, 1996.

  99.3 Northwest Savings Bank quarterly report on Form F-4 for fiscal quarter ended December 31, 1996.

  99.4 Northwest Savings Bank quarterly report on Form F-4 for fiscal quarter ended March 31, 1997.
